Exhibit (b)(2)

EUR 5,300,000,000 Term Loan and Guarantee Facility Agreement
between

E.ON AG
as Original Borrower

E.ON AG
as Guarantor

BNP Paribas, Citigroup Global Markets Limited, Deutsche
Bank AG, HSBC Bank plc, J.P. Morgan plc and The
Royal Bank of Scotland plc
as Mandated Lead Arrangers

The Banks listed in Schedule 1 Part 1
as Original Banks

The Fronting Banks listed in Schedule 1 Part 2
as Fronting Banks

and

HSBC Bank plc as Agent

relating to

Term Loan and Bank Guarantee Facility

CONTENTS

1.	Definitions	2
2.	The Facility	12
3.	Purpose	13
4.	Conditions Precedent and Utilisation	14
5.	Obligors’ Liabilities in Relation to Bank Guarantees	16
6.	Interest	18
7.	Selection of Interest Periods	18
8.	Margin, Commitment Fees, Bank Guarantee Commission and Fronting Fees	19
9.	Substitute Basis	21
10.	Repayment	22
11.	Cancellation, Voluntary and Mandatory Prepayment	22
12.	Evidence Of Debt	24
13.	Payments	24
14.	Default Interest, Indemnity and Break Costs	27
15.	Set-Off and Redistribution of Payments	28
16.	Change of Circumstances	29
17.	The Guarantee	33
18.	Representations and Warranties	34
19.	Undertakings	38
20.	Events of Early Repayment	44
21.	Fees	46
22.	Expenses, Stamp Duties and Indemnity	46
23.	The Agent, the Mandated Lead Arrangers, the Fronting Banks and the Banks	47
24.	The Banks and the Fronting Banks	50
25.	Certificates	52
26.	No Waiver	52
27.	Partial Invalidity	52

28.	Amendments	52
29.	Change of Lending Office, Assignments and Changes to the Obligors	53
30.	Language	56
31.	Notices	57
32.	Applicable Law and Jurisdiction; Confirmation Pursuant to Section 8 of the German Act on Money Laundering (Geldwäschegesetz)	57
33.	Counterparts	58
SCHEDULE 1 : Original Banks, Fronting banks and Commitments		67
SCHEDULE 2 : Conditions Precedent		69
SCHEDULE 3 : Form of Utilisation Request and selection notice		73
SCHEDULE 4 : Form of Transfer Certificate		76
SCHEDULE 5 : Calculation of the Mandatory Cost		79
SCHEDULE 6 : Form of Confidentiality Agreement		82
SCHEDULE 7 : The Reservations		88
SCHEDULE 8 : Form of Accession Letter		90
SCHEDULE 9 : Bank guarantee		91

THIS AGREEMENT (THE "AGREEMENT") is dated 2 February 2007 and made

BETWEEN:

(1)	E.ON AG, (the “Original Borrower”);

(2)	E.ON AG, (the “Guarantor”);

(3)	BNP PARIBAS, CITIGROUP GLOBAL MARKETS LIMITED, DEUTSCHE BANK AG, HSBC BANK PLC, J.P. MORGAN PLC AND THE ROYAL BANK OF SCOTLAND PLC, (the “Mandated Lead Arrangers”);

(4)	THE BANKS LISTED IN SCHEDULE 1 Part 1, (the “Original Banks”);

(5)	THE FRONTING BANKS LISTED IN SCHEDULE 1 Part 2, (the “Fronting Banks”); and

(6)	HSBC BANK PLC, (the “Agent”).

1.	Definitions

1.1	In this Agreement the following terms have the following meanings:

"Accession Letter" means a document substantially in the form set out in schedule 8 (Form of Accession Letter).

"Acquisition" has the meaning set out in Clause 3.1(A).

"Additional Borrower" means a company which becomes a Borrower in accordance with Clause 29 (Change of Lending Office, Assignments and Changes to the Obligors).

"Advance" means the principal amount of a cash advance made or to be made under the Term Loan Facility or, as the case may be, the aggregate principal amount for the time being advanced and outstanding under the Term Loan Facility.

"Agency Fee Letter" means the letter dated on or around the date of this Agreement from the Agent to the Guarantor countersigned by the Guarantor setting out the agency fees to be paid by the Guarantor in connection with the financing contemplated hereby.

"Available Guarantee Commitment" means, in relation to a Bank on any day on which a Bank Guarantee is to be issued the aggregate of that Bank's Term Loan Commitments.

“Available Fronting Bank Commitment” means, in relation to a Fronting Bank on any day on which a Bank Guarantee is to be issued, a Fronting Bank's Fronting Bank Commitment.

"Available Term Loan Commitment" means, in relation to a Bank on any day on which an Advance is to be made, a Bank's Term Loan Commitment less the aggregate amount of all Term Loan Advances made by it which are then outstanding (including any other Term Loan Advances to be made on or before the proposed date for the making of such Term Loan Advance) provided that no account will be taken of that Bank’s participation in any outstanding Bank Guarantees.

"Bank" means:

(A)	any Original Bank; and

(B)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 29 (Change of Lending Office and Assignments and Changes to the Obligors),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Bank Guarantee" means a bank guarantee issued under this Agreement and substantially in the form set out in schedule 9 or any other form as required by the CNMV and requested by the Guarantor and agreed by the Agent and the Fronting Banks.

"Bank Guarantee Proportion" means, in relation to a Bank in respect of any Bank Guarantee and save as otherwise provided in this Agreement, the proportion (expressed as a percentage) borne by that Bank's Available Guarantee Commitment to the aggregate Available Guarantee Commitments immediately prior to the issue of that Bank Guarantee.

“Basel II Increased Costs” means any increased cost, reduction, payment or forgone interest or other return referred to in Clause 16.1 resulting from the introduction, implementation or application of, or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

"Borrower" means the Original Borrower or an Additional Borrower (together The “Borrowers”).

"Business Day" means (other than in relation to a payment of or rate fixing relating to an Advance denominated in EUR) a day (other than a Saturday or Sunday) on which banks are open for business as required in connection herewith in Frankfurt am Main, Madrid and London and (b) in relation to a payment of or rate fixing relating to EUR, a TARGET Day.

"Cash Collateral" means, in relation to the Bank Guarantees, a deposit in an interest-bearing account or accounts as the respective Fronting Bank may specify, that deposit and account to be secured in favour of the Finance Parties, and on terms and conditions acceptable to, the Agent and the Fronting Banks (such terms and conditions to allow (1) the sums standing to the credit of such accounts to be applied towards financing the Acquisition, demands made under a Bank Guarantee and the repayment of Advances and (2) to allow the proportionate release of such sums in an amount and to the extent that the Fronting Banks’ actual and contingent liability is reduced).

"Cash Collateral Documents" means any documents (being satisfactory to the Fronting Banks) as the Agent may specify to be entered into in relation to the Cash Collateral.

"Change of Control Event" means any event pursuant to which one or more person(s) acting either individually or in concert (as defined in Section 2 (5) of the German Wertpapiererwerbs- und Übernahmegesetz) obtain(s) control of the Guarantor.

"CNMV" means the Comisión Nacional del Mercado de Valores, i.e. the Spanish financial markets regulator, to which the Offer Application has to be submitted in due course and which decides on its registration once the approval process is completed.

"Disclosed Events" means certain events reported in the Disclosure Letter under the caption "Disclosed Events".

"Disclosure Letter" means the letter from the Guarantor to the Agent dated on or before the date of this Agreement setting out details of certain existing encumbrances and certain events.

"EUR" means the single currency introduced by certain member states of the European Union.

"EURIBOR" means, in relation to any Advance:

(A)	the applicable Screen Rate; or

(B)
(if no Screen Rate is available for the Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market as of 11:00 a.m. Brussels time on the Interest Determination Date for the offering of deposits in EUR for a period comparable to the Interest Period of the relevant Advance.

"Event of Early Repayment" means any of the events described in Clause 20.

"Exemption Regulation" means the decree of the Dutch Minister of Finance dated June 26, 2002 (as amended) issued pursuant to, inter alia, Section 6, par. 2 of the WTK or any successor thereof.

"Existing Term and Guarantee Facility" means the term loan and bank guarantee facility granted to the Borrowers under the Existing Term and Guarantee Facility Agreement.

“Existing Term and Guarantee Facility Agreement” means the EUR 37,100,000,000 Syndicated Term and Guarantee Facility Agreement dated 16 October 2006 between the Original Borrower, the Guarantor, the Agent, BNP Paribas, Citigroup Global Markets Limited, Deutsche Bank AG, HSBC Bank plc, J.P. Morgan plc and The Royal Bank of Scotland plc (as Mandated Lead Arrangers) and others as amended from time to time prior to the date of this Agreement.

"Existing Term and Guarantee Facility Cash Collateral" means, in relation to the bank guarantees issued pursuant to the Existing Term and Guarantee Facility Agreement, a deposit (or deposits) made, or to be made, in accordance with the terms of the Existing Term and Guarantee Facility Agreement as security for the obligations of the Obligors under the Existing Term and Guarantee Facility Agreement.

"Facility" means the term loan and bank guarantee facility granted to the Borrowers under Clause 2.

"Final Maturity Date" means 20 February 2009 (or, if such day is not a Business Day, the immediately preceding Business Day).

"Finance Documents" means this Agreement, the Agency Fee Letter, any Cash Collateral Document, the Syndication Letter. and any other document designated as such by the Agent and the Guarantor in writing (in each case, as amended, supplemented, novated or otherwise modified from time to time).

"Finance Parties" means the Agent, the Mandated Lead Arrangers, the Fronting Banks, and the Banks (and “Finance Party” means each and any of the Finance Parties).

“Fitch” means Fitch Ratings Ltd.

"Fronting Bank Commitment" means in relation to each Fronting Bank, the amount set opposite its name under the heading “Fronting Bank Commitment” in schedule 1 Part 2 to the extent not cancelled, reduced or transferred by it under this Agreement.

“Fronting Bank Proportion” means the proportion which a Fronting Bank’s respective Fronting Bank Commitment bears to the Total Fronting Bank Commitments.

"GAAP" means, in relation to an Obligor, accounting principles generally accepted from time to time in the Relevant Jurisdiction of such Obligor or, in each case as permitted by applicable law, accounting principles generally accepted from time to time in the United States of America or International Financial Reporting Standards from time to time.

"Group" means the Guarantor and all of its consolidated subsidiaries from time to time.

"Guarantee Amount" means:

(A)	each sum paid or due and payable by a Fronting Bank to the beneficiary of a Bank Guarantee pursuant to the terms of that Bank Guarantee; and

(B)
all liabilities, costs, claims, losses and expenses which that Fronting Bank incurs or sustains in connection with a Bank Guarantee (including, without limitation, any liabilities, costs, claims, losses and expenses incurred in funding from whatever source it may reasonably select any amount which falls due from a Fronting Bank under a Bank Guarantee), in each case which has not been reimbursed pursuant to Clause 5.

"Guarantee Facility" means the guarantee facility made available under this Agreement as described in Clause 2 (The Facility).

"Guarantee Facility Availability Period" the period commencing on the date of this Agreement and ending on the date falling ten days thereafter.

"Guarantee Period" means the period commencing on the date of this Agreement and ending on 15 December 2007.

“Iberclear” means the Spanish company “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal" (commercially known as Iberclear) that acts as Spanish central securities depository in charge of both (i) the register of securities held in book-entry form and (ii) the clearing and settlement of all trades on the Spanish stock exchanges and other Spanish financial markets.

"Interbank Market" means the European Interbank euro-currency Market.

"Interbank Rate" means EURIBOR.

"Interest Determination Date" means the Business Day which is two Business Days prior to (i) the making of the relevant Advance or (ii) the beginning of the relevant Interest Period, as the case may be.

"Interest Period" means a period in respect of which interest is calculated in accordance with Clause 7.

"Lending Office" means in relation to a Bank or a Fronting Bank, the office identified with its signature below or such other office as notified by such Bank or Fronting Bank to the Agent pursuant to Clause 29.2.

"Majority Banks" means if no Advance or Bank Guarantee is outstanding hereunder a group of Banks whose aggregate commitments at the relevant time exceed 66 2/3% of the Facility and, if an Advance or Bank Guarantee is outstanding hereunder a group of Banks to whom in aggregate more than 66 2/3% of the Advance is owing or whose maximum actual and contingent liabilities under the Bank Guarantees issued exceed 66 2/3% of the Banks’ maximum actual and contingent liabilities under those Bank Guarantees.

"Mandatory Cost" means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Agent under schedule 5.

"Margin" means the percentage rate per annum calculated by the Agent in accordance with Clause 8.

"Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of an Obligor or the Group taken as a whole which in each case is reasonably likely to adversely affect the ability of an Obligor to perform its payment obligations under any Finance Document.

"Material Group Member" means an Obligor or a Material Subsidiary.

"Material Subsidiary" means any of E.ON Energie AG, E.ON UK plc, E.ON US LLC, E.ON Ruhrgas AG and any other member of the Group:

(A)
the value of whose total assets exceeds ten per cent. of the total consolidated assets of the Guarantor, as determined from the most recent financial statements of the Guarantor and such member of the Group (adjusted to reflect any changes having occurred since the date such financial statements refer to); or

(B)
whose revenues exceeds ten per cent. of the consolidated revenues of the Guarantor, as determined from the most recent financial statements of the Guarantor and such member of the Group (adjusted to reflect any changes having occurred since the date such financial statements refer to),

Provided, however, that:

(A)	for the purposes of Clause 19.1(C) E.ON US LLC and its subsidiaries from time to time shall under no circumstances be treated as a Material Subsidiary;

(B)	any Material Subsidiary that ceases to be a member of the Group shall at the same time cease to be a Material Subsidiary; and

(C)
any member of the Target Group incorporated in any country located in Latin America shall only constitute a Material Subsidiary if (by reference to the Guarantor’s shareholdings) the Guarantor’s economic interest (durchgerechnete Beteiligungsquote) in such company’s total assets or revenues exceeds ten per cent. of the total consolidated assets of the Guarantor, or as the case may be, consolidated revenues of the Guarantor.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)
(subject to Clause (B) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

the above rules will only apply to the last Month of any period. "Monthly" shall be construed accordingly.

“Moodys” means Moody’s Investors Service Inc.

"Obligors" at any time means each of the Borrowers and the Guarantor.

"Offer" means the offer made by the Offeror, substantially on the terms set out in the Offer Application, to acquire all of the Ordinary Shares not already owned by Offeror, as such Offer may from time to time be amended, added to, revised, renewed or waived as permitted in accordance with the terms of this Agreement.

"Offer Application" means the Prospectus, the cover letter and any other necessary documents in accordance with the Royal Decree, as the same shall have been submitted to the CNMV in connection with the Offer.

“Offeror” means E.ON Zwölfte Verwaltungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of the Federal Republic of Germany, with its corporate seat (Sitz) in Düsseldorf and registered with the commercial register (Handelsregister) of the local court in Düsseldorf under registration number HRB 53350.

"Ordinary Shares" means the ordinary shares of Target.

"Original Financial Statements" means:

(A)	in relation to the Guarantor its audited consolidated financial statements and its audited unconsolidated balance sheet and profit and loss account for its financial year ended December 31, 2005; and

(B)	in relation to any other Obligor its audited unconsolidated balance sheet and profit and loss account for its financial year ended December 31,2005.

"Outstandings" means at any time, the aggregate of the amounts of the Advances and the amount of the maximum actual and contingent liabilities of the Fronting Banks in respect of each outstanding Bank Guarantee.

"Participating Member State" means a member state of the European Union that adopts or has adopted the Euro as its lawful currency.

“Party” means a party to this Agreement and includes its successor in title, permitted assigns and permitted transferees.

"Professional Market Party" means a professional market party (professionele marktpartij) as defined in Section 1 (e) of the Exemption Regulation.

"Prospectus" means the Folleto Explicativo de la Oferta, which has to be registered with the CNMV setting out the detailed terms and conditions of the Offer, in accordance with the Royal Decree.

"PUHCA" means the United States Public Utility Holding Company Act of 2005 (as amended).

"Reference Banks" means BNP Paribas, Citibank, N.A. London, Deutsche Bank Luxembourg S.A., HSBC Bank plc, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc or such other banks as may be substituted by the Guarantor in consultation with the Agent.

"Relevant Jurisdiction" means without prejudice to the residency of any Obligor for taxation purposes which shall be determined in accordance with applicable tax laws and applicable double taxation treaties in relation to any Obligor the jurisdiction in which it is incorporated.

"Repeated Representations and Warranties" means the representations and warranties set out in Clause 18.1(A) through 18.1(I), 18.1(L), 18.1(P), 18.1(Q), 18.3 and, in respect of any Advance requested by a Borrower incorporated in the Netherlands, 18.2.

"Required Disposals" means disposals required by any applicable law, regulation or any decision taken by a competent antitrust or other authority in connection with an acquisition made by any member of the Group.

"Reservations" means the reservations and qualifications as to matters of law as set out in schedule 7.

“Royal Decree” means the Royal Decree 1197/1991, of 26 July, as amended.

"Screen Rate" means the percentage rate per annum equal to the rate for deposits in EUR for a period equal to the period for which an interest rate has to be determined hereunder which appears on the page of the Reuters Screen which display for spot value (D+2) and on an actual/360 day-count convention basis the average EURIBOR rate as agreed with Euribor FBE (presently page EURIBOR 01 on the Reuters Screen) at or about 11:00 a.m. Brussels time on the Interest Determination Date.

“Selection Notice” means a written notice to be given by the Borrower (or the Guarantor on behalf of the Borrower) to the Agent substantially in the form of part 2 of schedule 3.

“Settlement Agent” means the entity designated by the Offeror in the Prospectus to act as its agent for the settlement of the Offer in accordance with the Royal Decree.

“S&P” means Standard & Poor’s rating group.

"Syndication Information" means:

(A)	the information set out in the Disclosure Letter regarding the Disclosed Events,

(B)	the information memorandum in the form approved by the Guarantor concerning the Group which, at the Guarantor's request and on its behalf, was prepared in relation to this transaction; and

(C)
any other written factual information concerning the Group and distributed by the Guarantor or on its behalf to selected financial institutions during or for the purpose of syndication of the Facility.

“Syndication Letter” means the syndication letter dated on or around the date of this Agreement from the Mandated Lead Arrangers to the Guarantor and countersigned by the Guarantor.

"TARGET" means the Trans-European Automated Real-time Gross Settlement Express Transfer System.

"TARGET Day" means a day on which payments in EUR are settled in the TARGET system.

"Target" means Endesa S.A., a company incorporated under the laws of the Kingdom of Spain.

"Target Group" means the Target and its subsidiaries.

"Target Shares" means all of the Ordinary Shares of Target, which are or will be the subject of the Offer.

"Taxes Act" means the Income and Corporation Taxes Act 1988 of the United Kingdom (as amended).

"Term Loan Availability Period" the period commencing on the date of this Agreement and ending on 15 December 2007.

"Term Loan Commitment" means in relation to each Bank, the amount set opposite its name under the heading “Term Loan Commitment” in schedule 1 Part 1 to the extent not cancelled, reduced or transferred by it under this Agreement.

"Term Loan Facility" means the loan facility made available under this Agreement as described in Clause 2.1(A) (The Facility).

"Total Fronting Bank Commitments" means the aggregate of the Fronting Bank Commitments, being €5,300,000,000 at the date of this Agreement.

"Total Term Loan Commitments" means €5,300,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form schedule 4.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Advance is to be made or guarantee is to be issued.

"Utilisation Request" means the written Utilisation Request to be given by any of the Borrowers to the Agent substantially in the form of part 1 of schedule 3.

"WTK" means the 1992 Act on the Supervision of the Credit System (Wet Toezicht Kredietwezen 1992) of The Netherlands (as amended).

1.2	Any reference in this Agreement to:

(A)	an "affiliate" of any person is a reference to a holding company or a subsidiary, or a subsidiary of a holding company of such person;

(B)	the "Banks" shall also be construed as a reference to their respective successors and assigns;

(C)	an Event of Early Repayment being "continuing" shall be construed as a reference to such Event of Early Repayment not having been remedied or waived;

(D)	"control" shall be construed in line with the meaning given to the term "controlled" in the final paragraph, of sub-Clause 1.2(O);

(E)
"encumbrance" shall be construed as a reference to a mortgage, charge, pledge, lien, transfer of title for security, assignment for security or other security interest (dingliche Sicherheit) securing any obligation of any person or any other agreement or arrangement having a similar effect;

(F)	"financial indebtedness" shall be construed so as to mean any indebtedness for or in respect of:

(1)	moneys borrowed;

(2)	any amount raised by acceptance under any acceptance credit or dematerialised equivalent;

(3)	any amount raised pursuant to the issue of bonds, notes, debentures or any similar instrument;

(4)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(5)
the amount of any acquisition cost of any asset payable before or after the time of acquisition or possession by the party liable where the advanced or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset, in each case except where the payment is advanced or deferred for not more than ninety days;

(6)
any currency or interest derivative transaction entered into in connection with the protection against or benefit from fluctuation in any rate or price of any currency or interest rate (and, when calculating the value of any such derivative transaction, only the marked to market value shall be taken into account);

(7)	the amount of any liability in respect of any lease which would, in accordance with the applicable GAAP, be treated as a finance or capital lease;

(8)
any counter-indemnity obligation in respect of a guarantee, indemnity, standby or documentary letter of credit or any other similar instrument issued by a bank or financial institution (other than any counter-indemnity obligation in respect of a guarantee, indemnity, standby or documentary letter of credit or any other similar instrument which is issued by a bank or financial institution in respect of (i) any obligation of any person pursuant to or in connection with the coal, power and natural gas trading activities of any member of the Group, including, without limitation, any coal, power and natural gas derivative transaction or (ii) the amount of any liability in respect of any lease which would, in accordance with GAAP, not be treated as a finance or capital lease); and

(9)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in sub-Clauses 1.2(F)(1) to 1.2(F)(8) above,

provided that "financial indebtedness" shall in relation to sub-Clause 20.1(D)(1) hereof be construed so as to only refer to the items referred to in sub-Clauses 1.2(F)(1), 1.2(F)(3), 1.2(F)(6) and 1.2(F)(9) above, and further provided that in relation to sub-Clause 20.1(D)(1) hereof sub-Clause 1.2(F)(9) above shall be construed so as to only refer to the items referred to in sub-Clauses 1.2(F)(1), 1.2(F)(3) and 1.2(F)(6) above, and further provided that "financial indebtedness" shall in relation to sub-Clause 20.1(D)(2) hereof be construed so as to only refer to the items referred to in sub-Clauses 1.2(F)(1), 1.2(F)(3) and 1.2(F)(6) above;

(G)
a “Fronting Bank” shall be construed to include any branch of that Fronting Bank which has issued, or is to issue, a Bank Guarantee and a “Finance Party” shall be construed to include each Fronting Bank and any branch of that Fronting Bank which has issued, or is to issue, a Bank Guarantee;

(H)
"indebtedness" shall be construed so as to include any obligation for the payment or repayment of money, whether present or future, actual or contingent (including contingent obligations by reason of any guarantee or other assumption of liability for obligations of third parties);

(I)	a "liquidation" shall be construed so as to include any winding-up and dissolution and "liquidation law" shall be construed accordingly;

(J)
a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(K)
a Bank's "participation", in relation to a Bank Guarantee, shall be construed as a reference to the rights and obligations of that Bank in relation to that Bank Guarantee as are expressly set out in this Agreement;

(L)	“rolled-into” shall be construed so as to mean the assumption and treatment of a Bank Guarantee as a bank guarantee issued under the Existing Term and Guarantee Facility Agreement;

(M)	a "subsidiary" of a company or corporation shall be construed as a reference to any company or corporation:

(1)	which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(2)	more than half the issued share capital (or other equity interests) of which is owned, directly or indirectly, by the first-mentioned company or corporation; or

(3)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation;

and, for the purposes of this Agreement, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of (i) its board of directors or equivalent body or, as applicable, (ii) (in case of an Aktiengesellschaft) the part of its supervisory board (Aufsichtsrat) that is elected by the shareholders;

(N)
"taxes" shall be construed so as to include all present and future taxes, levies, imposts, duties, charges, deductions and withholdings, and any restrictions or conditions resulting in a charge, and any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same and "tax" and "taxation" shall be construed accordingly;

(O)	a Clause or a Schedule or a Part is a reference to a clause hereof, a schedule hereto or a part of a schedule hereto, respectively;

(P)	a sub-Clause is, unless otherwise stated, a reference to a sub-Clause of the Clause in which the reference appears; and

(Q)	a time of day shall, save where the contrary is indicated, be construed as a reference to London time.

1.3	Clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa.

2.	The Facility

2.1	The Banks and the Fronting Banks agree to make available through their respective Lending Offices to the Borrowers upon the terms and subject to the conditions hereof:

(A)	a term loan facility in an aggregate amount equal to the Total Term Loan Commitments; and

(B)	a Bank Guarantee facility.

2.2	If the conditions set out in this Agreement have been met:

(A)
the Fronting Banks shall issue Bank Guarantees to be posted before the CNMV and, in respect of each Utilisation Request, each Fronting Bank shall issue a Bank Guarantee in an amount equal to its Fronting Bank Proportion of the total value of the Bank Guarantees requested;

(B)	each Bank shall participate in each Advance to be made hereunder in the proportion which its respective Term Loan Commitment bears to the Total Term Loan Commitments; and

(C)	each Bank shall participate in each Bank Guarantee to be issued hereunder in the proportion which its respective aggregate Term Loan Commitments bear to the Total Term Loan Commitments.

Each Fronting Bank may elect to issue any Bank Guarantee to be issued by it through a branch or an affiliate of that Fronting Bank.

2.3
The failure of any Finance Party to perform its obligations under the Finance Documents shall not affect the obligations of any Obligor towards any other Finance Party, nor shall any other Finance Party be liable for the failure of such Finance Party to perform its obligations thereunder.

2.4
The obligations of each Finance Party under the Finance Documents, the rights of the Finance Parties thereunder, and the rights and obligations of the Borrowers thereunder, shall all be several. The amounts outstanding at any time under the Finance Documents from any Obligor to any of the Finance Parties shall be a separate and independent debt and each such party shall be entitled to protect and enforce its rights arising out of the Finance Documents independently of any other party and it shall not be necessary for any other party thereto to be joined by an additional party in any proceedings for this purpose (provided that a Finance Party commencing legal proceedings shall notify the Agent before doing so).

3.	Purpose

3.1	Each Borrower shall apply all amounts raised by it hereunder towards:

(A)	financing the offer for the acquisition of up to 100% of the outstanding share capital of Target (the “Acquisition”);

(B)	the provision of Cash Collateral on the last day of the Guarantee Period; and

(C)	financing any demand made under a Bank Guarantee.

3.2	The Guarantee Facility may only be used to provide Bank Guarantees required pursuant to Spanish law to be posted before the CNMV in connection with the Offer and any increased Offer.

3.3
Amounts drawn to provide Cash Collateral under Clause 3.1 (B) may subsequently, at the request of the respective Borrower or the Guarantor, be applied in or towards financing the Acquisition, financing any demand made under a Bank Guarantee and repaying the Advances provided:

(A)
(in respect of amounts to be applied in or towards financing the Acquisition or financing any demand made under a Bank Guarantee) the Agent has received evidence (in form and substance satisfactory to it) that the Offer has been approved by the CNMV and all governmental and regulatory consents and other clearances (including, but not limited to, tax clearances) and all third party consents and approvals necessary, as a matter of Spanish law, to enable closing of the Acquisition to take place have been obtained;

(B)
(in respect of amounts to be applied in or towards financing the Acquisition or financing any demand made under a Bank Guarantee) the Agent has received irrevocable instructions from the respective Borrower or the Guarantor that such sums be paid from the account or accounts in which the Cash Collateral has been deposited directly to the Settlement Agent for the purposes of effecting the settlement of the Offer;

(C)
(in respect of amounts to be applied in or towards repayment of the Advances) no Fronting Bank would (1) have an actual or contingent liability under any Bank Guarantee or (2) be owed an amount pursuant to Clauses 5.2 and/or 24.1 which following such payment is not secured by Cash Collateral;

(D)	all Repeated Representations and Warranties are true and correct in all material respects on and as of the date on which the payment to Iberclear is to be made; and

(E)	no Event of Early Repayment which is continuing having occurred.

Amounts drawn to provide Cash Collateral may not be withdrawn by any Obligor (save for any withdrawal expressly provided for by the provisions of this Agreement) for so long as any Fronting Bank has any actual or contingent liability under any Bank Guarantee or any amount is owing to the Fronting Banks pursuant to Clauses 5.2 and/or 24.1.

3.4
Without prejudice to the obligations of each Borrower under Clauses 3.1 and 3.2, none of the Finance Parties shall be obliged to concern themselves with the application of amounts advanced or raised hereunder.

4.	Conditions Precedent and Utilisation

4.1	Subject to:

(A)	all Repeated Representations and Warranties being true and correct in all material respects on and as of the date on which an Advance is to be made or a Bank Guarantee issued hereunder; and

(B)	no Event of Early Repayment which is continuing having occurred; and

(C)
the Agent having confirmed to the Guarantor and the Banks that it has received all of the documents and evidence listed in part 1 of schedule 2 and that each is, in form and substance, satisfactory to the Agent; and

(D)
the receipt by the Agent of a Utilisation Request duly completed, such Utilisation Request to be received by the Agent not later than by 8:30 a.m. on the second Business Day prior to the date on which the relevant Advance is to be made or Bank Guarantee issued hereunder or such time and date as the Agent and the Guarantor may otherwise agree; and

(E)	(in respect of any proposed utilisation of the Guarantee Facility) the proposed amount of the Bank Guarantees being an amount which does not exceed the Total Fronting Bank Commitments; and

(F)
(in respect of any proposed utilisation of the Guarantee Facility) the Agent having received confirmation from the Borrower that the guarantee facility in the Existing Term and Guarantee Facility has been, or will simultaneously be, utilised in full; and

(G)
(in respect of any proposed utilisation of the Guarantee Facility) to the best of the Guarantor’s knowledge, information and belief no Event of Early Repayment has occurred in respect of Target and its subsidiaries. (For the purpose of this Condition Precedent, the “Events of Early Repayment” shall be limited to those set out in Clauses 20.1 (D), (E) and (F) and construed as if references in those Clauses (or any Clauses referred to) to the Guarantor and its subsidiaries are references to Target and its subsidiaries)); and

(H)	(in respect of any Advance) the total number of Advances which have been made hereunder being not more than ten; and

(I)
(in respect of any Advance) the proposed amount of the Advance being an amount which when aggregated with the amounts of all previous Advances made under this Facility (including any other Advances to be made on or before the proposed date for the making of such Advance) shall not be such as to cause the aggregate amount of all outstanding Advances made this Facility to exceed the Total Term Loan Commitment; and

(J)
(in respect of any Advance other than an Advance to provide Cash Collateral under Clause 3.1) the Agent having received evidence (in form and substance satisfactory to the Agent) that the Offer has been approved by the CNMV and all governmental and regulatory consents and other clearances (including, but not limited to, tax clearances) and all third party consents and approvals necessary, as a matter of Spanish law, to enable closing of the Acquisition to take place have been obtained; and

(K)
(in respect of any Advance to finance the Offer) the Agent having received irrevocable instructions from the Borrower to pay such sums directly to the Settlement Agent for the purposes of effecting the settlement of the Offer and (unless the Agent and the Fronting Banks otherwise agree) that the amount of such Advance (together with the advances drawn under the Existing Term and Guarantee Facility) is sufficient to finance the acceptances in full; and

(L)
(in respect of any Advance to finance the Offer) the Agent having received confirmation from the Borrower that the Existing Term and Guarantee Facility is drawn in full (save for an amount up to €500,000,000, or such other amount as the Parties may agree, which is to be used to repay financial indebtedness of Target Group) simultaneously with the utilisation of this Facility, to finance the Offer.

(M)
each Borrower may utilise the Facility, provided that the proposed Utilisation Date is a Business Day within either the Term Loan Availability Period (in respect of any Advance) or the Guarantee Facility Availability Period (in respect of any Bank Guarantee).

4.2
In respect of any proposed utilisation of the Guarantee Facility, a Borrower may request that the Bank Guarantees to be issued hereunder be used to replace or substitute specified Bank Guarantees. Subject to the conditions set out in this Agreement and confirmation by the Fronting Banks that they are satisfied with the proposed terms and method of any such substitution, Bank Guarantees will be issued to replace or substitute specified Bank Guarantees.

4.3	Each Utilisation Request shall be irrevocable and the Borrower named therein shall be bound in accordance with such notice.

4.4	The currency specified in a Utilisation Request must be Euro.

4.5
Each Fronting Bank (or, if it so elects, its branch or its affiliate) is authorised to issue its Bank Guarantee pursuant to Clause 2 by completing the issue date of that Bank Guarantee and executing and delivering on the Utilisation Date that Bank Guarantee to the Agent for delivery to the CNMV.

4.6	If a demand is made under a Bank Guarantee, the Agent may (and if so instructed by the respective Fronting Bank(s) shall):

(A)	deliver on behalf of such Borrower as it may specify a Utilisation Request in respect of an amount equal to the amount demanded under the respective Bank Guarantee(s); and/or

(B)	require that any Cash Collateral (if any) is applied in or towards payment of the amount(s) demanded.

4.7	Each Bank agrees that in respect of any Utilisation Request delivered by the Agent pursuant to Clause 4.6, it:

(A)	shall participate in each Term Loan Advance requested in the proportion which its respective Term Loan Commitment bears to the Total Term Loan Commitments; and

(B)	shall not:

(1)
have the right to prevent or limit the making of any Advance, whether by cancellation, rescission or termination of the Facilities or otherwise (including by invoking any condition set out in Clause 4.1); or

(2)	make or enforce any claims they may have under the Finance Documents if the effect of such claim or enforcement would prevent or limit the making of any Advance; or

(3)	otherwise exercise any right of set-off, counterclaim or similar right or remedy if to do so would prevent or limit the making of any Advance.

The making of any Advance pursuant to this Clause 4.7 shall not operate as a waiver of any Bank’s rights or remedies as against the Obligors and following the making of such Advances all such rights, remedies and entitlements shall be available to the Banks.

5.	Obligors’ Liabilities in Relation to Bank Guarantees

5.1
If a demand is made under a Bank Guarantee or a Fronting Bank incurs in connection with a Bank Guarantee any other liability, cost, claim, loss or expense, the relevant Fronting Bank shall promptly notify the Agent of the amount of such demand or such liability, cost, claim, loss or expense and the Bank Guarantee to which it relates and the Agent shall promptly make demand upon the relevant Borrower (with a copy to the Guarantor) in accordance with this Agreement and notify the Banks.

5.2
Each of the Guarantor and the respective Borrower irrevocably and unconditionally (a) shall, as a primary obligation, indemnify and (b) undertakes to pay (in each case on demand of the Agent or the respective Fronting Bank) any Fronting Bank which has issued a Bank Guarantee at the Agent’s or its request against:

(A)
any sum paid or due and payable by that Fronting Bank under the Bank Guarantee (or, in respect of any Bank Guarantee due and payable by any branch or affiliate of that Fronting Bank, any sum paid or due and payable pursuant to any counter indemnity extended to such branch or affiliate); and

(B)
all liabilities, costs, claims, losses and expenses which that Fronting Bank may at any time incur or sustain in connection with or arising out of any such Bank Guarantee (including, without limitation, any liabilities, costs, claims, losses and expenses incurred in funding from whatever source it may reasonably select any amount which falls due from that Fronting Bank under any Bank Guarantee or in connection with any such Bank Guarantee and, in respect of any Bank Guarantee due and payable by any branch or affiliate of that Fronting Bank, any sum paid or due and payable pursuant to any counter indemnity).

5.3	Each of the Guarantor and the respective Borrower shall irrevocably and unconditionally as a primary obligation indemnify (on demand of the Agent) each Bank against:

(A)	any sum paid or due and payable by that Bank (whether under Clause 24 (The Banks and The Fronting Banks) or otherwise) in connection with any Bank Guarantee; and

(B)
all liabilities, costs, claims, losses and expenses which that Bank may at any time incur or sustain in connection with any Bank Guarantee (including, without limitation, any liabilities, costs, claims, losses and expenses incurred in funding from whatever source it may reasonably select any amount which falls due from that Bank in connection with any Bank Guarantee).

5.4
Neither the obligations of the Obligors set out in this Clause 5 nor the rights, powers and remedies conferred on any Fronting Bank or any other Bank by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(A)	the winding-up, dissolution, administration or re-organisation of the relevant Fronting Bank or Bank or any other person or any change in its status, function, control or ownership;

(B)
any of the obligations of any Fronting Bank, any other Bank or any other person under this Agreement or under any Bank Guarantee or under any other security taken in respect of its obligations under this Agreement or otherwise in connection with a Bank Guarantee being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(C)
time or other indulgence being granted or agreed to be granted to any Fronting Bank, any other Bank or any other person in respect of its obligations under this Agreement or under or in connection with a Bank Guarantee or under any other security;

(D)	any amendment to, or any variation, waiver or release of, any obligation of any Fronting Bank, any other Bank or any other person under a Bank Guarantee or this Agreement;

(E)
any other act, event or omission which, but for this Clause 5, might operate to discharge, impair or otherwise affect any of the obligations of the Obligors set out in this Clause 5 or any of the rights, powers or remedies conferred upon any Fronting Bank or any other Bank by this Agreement or by law.

The obligations of the Obligors set out in this Clause 5 shall be in addition to and independent of every other security which any Fronting Bank or any Bank may at any time hold in respect of the Obligors’ obligations under this Agreement.

5.5
Any settlement or discharge between an Obligor and a Fronting Bank or any other Bank shall be conditional upon no security or payment to that Fronting Bank or Bank by that Obligor, or any other person on behalf of that Obligor, being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, that Fronting Bank or Bank shall be entitled to recover the value or amount of such security or payment from that Obligor subsequently as if such settlement or discharge had not occurred.

5.6
Each Fronting Bank shall be entitled to make any payment in accordance with the terms of the relevant Bank Guarantee without any reference to or further authority from any Obligor or any other investigation or enquiry. Each Obligor irrevocably authorises each Fronting Bank to comply with any demand under a Bank Guarantee which is valid on its face.

5.7	Each Fronting Bank shall promptly (unverzüglich) notify the Guarantor upon becoming aware of any demand under its Bank Guarantee.

6.	Interest

6.1
On the last day of each Interest Period of an Advance and, in the case of Interest Periods of longer than six months, also on the date falling six months after the date on which the Interest Period commenced and on the date falling at the end of each successive six month period thereafter, the relevant Borrower shall pay to the Agent for account of the Banks for the respective period accrued interest on the amount of such Advance.

6.2	The rate of interest applicable to each Advance during its term or Interest Period shall be the percentage rate per annum that is the sum of the EURIBOR, the Margin and the Mandatory Cost (if any).

6.3
Interest payable pursuant to this Agreement shall be calculated on the basis of the actual number of days elapsed and a 360-day-year or, where market practice differs, in accordance with market practice.

6.4	Each determination of an interest rate made by the Agent under this Agreement shall be promptly (unverzüglich) notified by the Agent to the Borrower and each Bank.

6.5
If two or more Interest Periods end on the same date and are made to the same Borrower, those Advances will be consolidated into, and treated as, a single Advance on the last day of the Interest Period.

7.	Selection of Interest Periods

7.1
A Borrower (or the Guarantor on behalf of a Borrower ) may select an Interest Period for an Advance in the Utilisation Request for that Advance or (if the Advance has already been borrowed) in a Selection Notice.

7.2
Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower (or the Guarantor on behalf of the Borrower) to which that Advance was made not later than 8.30 am two Business Days prior to the beginning of the relevant Interest Period.

7.3	If a Borrower (or the Guarantor) fails to:

(A)	deliver a Selection Notice to the Agent in accordance with Clause 7.2 above; or

(B)	specify an Interest Period in a Utilisation Request or Selection Notice,

the relevant Interest Period shall be one Month.

7.4
Subject to this Clause 7, a Borrower (or the Guarantor) may select an Interest Period of one, two, three or six Months or any other period agreed between the Guarantor and the Agent (acting on the instructions of all the Banks).

7.5	An Interest Period for an Advance shall not extend beyond the respective Final Maturity Date.

7.6	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

7.7
Subject to Clause 4.1, if a Borrower (or the Guarantor on its behalf) requests in a Selection Notice that an Advance be divided into two or more Advances, that Advance will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Advance immediately before its division.

7.8	A Borrower may not request that an Advance be divided if, as a result of the proposed division, 10 or more Advances would be outstanding.

8.	Margin, Commitment Fees, Bank Guarantee Commission and Fronting Fees Margin

8.1
The Margin for the period from the date of this Agreement until the date falling three Months after the date of the first Advance will be the percentage rate specified in Column A of the table in Clause 8.2 below and set opposite the long term credit rating assigned to the Guarantor by Moody's or S&P and Fitch from time to time. Thereafter, the Margin will be the percentage rate specified in Column B of the table in Clause 8.2 below and set opposite the long term credit rating assigned to the Guarantor by Moody's or S&P and Fitch from time to time.

8.2
Subject to Clause 8.1, the Margin will, upon the date of publication of a revised long term credit rating assigned to the Guarantor be adjusted in accordance with Clause 8.4 below to the percentage rate specified in the table below and set opposite the long term credit rating assigned to the Guarantor by either Moody's or S&P and Fitch at such time.

Moody's or S&P or Fitch Rating	Column A (% p.a.)	Column B (% p.a.)
A1/A+ (or above)	0.225	0.275
A2/A	0.275	0.325
A3/A-	0.325	0.375
Baa1/BBB+ (or below)	0.375	0.425

8.3
If, at any time after the Margin has been determined in accordance with Clause 8.2 above, a long term credit rating ceases to be assigned to the Guarantor by both Moody's and S&P the Margin shall be 0.375% p.a..

8.4	Any adjustment to the Margin (whether upwards or downwards) in accordance with Clause 8.1, 8.2 or 8.3 above will only apply to any Interest Period which starts on or after:

(A)	the date of publication of any relevant change to the long term credit rating assigned to the Guarantor; or

(B)	the date on which a long term credit rating ceases to be assigned to the Guarantor by either Moody's or S&P as provided in Clause 8.3 above.

8.5
Promptly after the Guarantor becomes aware of the same it shall inform the Agent in writing if any change in the long term credit rating assigned to the Guarantor occurs or the circumstances contemplated by Clause 8.3 above arise.

8.6	For the purpose of this Agreement:

(A)
the "long term credit rating assigned to the Guarantor" means the solicited long term credit rating of the Guarantor, or an issue of or guaranteed by the Guarantor, where the rating is based primarily on the unsecured credit risk of the Guarantor;

(B)
if at any time there is a difference in the long term credit rating assigned to the Guarantor by Moody's, S&P and, if available, Fitch the Margin will be determined on the basis of the average of the Margins applicable to each of such ratings; and

(C)
if only one of Moody's and S&P assigns to the Guarantor a long term credit rating then, provided that Fitch has not been appointed to provide a long term credit rating, the Margin will be determined on the basis of the long term credit rating assigned to the Guarantor by Moody’s or S&P.

8.7
Upon the occurrence of any Event of Early Repayment, the Margin shall be 0.50% per annum and shall remain at such rate for so long as such Event of Early Repayment is continuing and when such Event of Early Repayment ceases to be continuing it shall revert to the rate specified in the table in Clause 8.2 and set opposite the long term credit rating assigned to the Guarantor by Moody's or S&P and, if available, Fitch as at the earlier of the date on which:

(A)
the Agent has received a certificate of a duly authorised officer of Guarantor certifying that such Event of Early Repayment has been remedied, in which case, immediately upon receipt of such certificate; or

(B)	(where the Banks have waived such Event of Early Repayment in accordance with the terms of this Agreement) the Agent confirms to the Guarantor that such Event of Early Repayment has been waived.

Commitment Fee

8.8
The Guarantor shall pay to the Agent a commitment fee in EUR on the unused and uncancelled amount of the Facility for the account of the Banks calculated at the rate of 20% of the relevant Margin or Bank Guarantee Commission per annum. Accrued commitment fee shall be payable quarterly in arrears and shall be calculated on the basis of a year of 360 days and for the actual number of days elapsed.

Bank Guarantee Commission

8.9
The Guarantor shall, in respect of each Bank Guarantee, pay to the Agent (for the account of each Bank) (for distribution in proportion to each Bank's Bank Guarantee Proportion of that Bank Guarantee) a Bank Guarantee commission in Euro at the rate of 0.225% per annum on the maximum actual and contingent liabilities of the Fronting Banks under the Bank Guarantees (“Bank Guarantee Commission”).

8.10
Bank Guarantee Commission for each Bank Guarantee shall be payable quarterly in arrears, for the period beginning on the Utilisation Date for that Bank Guarantee, up to (and including) the earlier of (A) the date on which that Bank Guarantee is returned from the CNMV and delivered to the relevant Fronting Bank, (B) the date on which amounts are drawn under this Facility to satisfy the obligations guaranteed by that Bank Guarantee and (C) the date on which that Bank Guarantee is fully Cash Collateralised.

8.11	Upon the occurrence of any Event of Early Repayment, the Bank Guarantee Commission shall be 0.5% per annum and shall remain at such rate for so long as such Event of Early Repayment is continuing.

Fronting Fee

8.12
The Guarantor shall, from the date that the Agent notifies the Borrower that the Mandated Lead Arrangers have syndicated the Facility in accordance with the Syndication Letter and in respect of each Bank Guarantee, pay to each Fronting Bank a fronting fee calculated at the rate of 0.075% per annum of the total fronted amount of the Bank Guarantees issued by such Fronting Bank (the “Fronting Bank Fee”).

The Fronting Bank Fee for each Bank Guarantee shall be paid quarterly in arrears up to (and including) the earlier of (A) the date on which that Bank Guarantee is returned from the CNMV and delivered to the relevant Fronting Bank, (B) the date on which amounts are drawn under this Facility to satisfy the obligations guaranteed by that Bank Guarantee and (C) the date on which that Bank Guarantee is fully Cash Collateralised.

9.	Substitute Basis

9.1
Subject to Clause 9.2, if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. Brussels time on the Interest Determination Date, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

9.2
If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Bank's share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(A)	the Margin;

(B)
the rate notified to the Agent by that Bank as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its participation in that Advance from whatever source it may reasonably select; and

(C)	the Mandatory Cost, if any, applicable to that Bank's participation in the Advance.

9.3	In this Agreement "Market Disruption Event" means:

(A)
at or about noon on the Interest Determination Date for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant Interest Period; or

(B)
before close of business in London on the Interest Determination Date for the relevant Interest Period, the Agent receives notifications from a Bank or Banks (whose participations in an Advance exceed forty-five per cent. of that Advance) that the cost to it or them of obtaining matching deposits in the Interbank Market would be in excess of EURIBOR.

9.4
If a Market Disruption Event occurs and the Agent or the Guarantor so requires, the Agent and the Guarantor shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

9.5	Any alternative basis agreed pursuant to Clause 9.4 above shall, with the prior consent of all the Banks and the Guarantor, be binding on all Parties.

10.	Repayment

10.1	The Borrower shall repay each Advance on the Final Maturity Date.

10.2	The amount of any Advance repaid hereunder may not be reborrowed.

10.3	No Borrower shall repay or prepay all or any part of the Advances except in accordance with the terms of this Agreement.

11.	Cancellation, Voluntary and Mandatory Prepayment

11.1	Immediately following utilisation of the Guarantee Facility the unutilised Available Guarantee Commitment shall be cancelled.

Such cancellation shall reduce:

(A)	the Term Loan Commitment of each Bank; and

(B)	the Fronting Bank Commitment of each Fronting Bank

rateably.

11.2
The Guarantor may, by giving to the Agent not less than three days' prior written notice to that effect, cancel the whole or any part (being a minimum amount of EUR 20,000,000) of the then unutilised part of the Facility without premium or penalty provided that for so long as the Term Loan Facility is undrawn the Guarantor may not cancel any part of the loan facility which would cause the Available Term Loan Commitments to be less than the sum of:

(A)	the maximum actual and contingent liabilities of the Fronting Banks under the Bank Guarantees (if the Fronting Banks have issued Bank Guarantees); and

(B)	the aggregate of the Available Fronting Bank Commitments.

Any such cancellation shall rateably reduce the Term Loan Commitment of each Bank (in respect of any cancellation of the Term Loan Facility) and the Fronting Bank Commitment of each Fronting Bank (in respect of any cancellation of the Guarantee Facility).

11.3
If, following utilisation of the Term Loan Facility, any Bank claims a payment or indemnification from a Borrower under Clause 13.1(A), Clause 16.1, or Clause 16.4, the Guarantor may, within thirty days thereafter and by not less than fifteen days' prior notice to the Agent, cancel such Bank's Term Loan Commitment whereupon such Bank shall cease to be obliged to participate in further Advances and its Term Loan Commitment shall be reduced to zero and each Borrower by whom any outstanding Advance is owing shall prepay on the last day of the then current respective Interest Period or, in each case and if earlier, the date specified by the Guarantor in that notice, such Bank's portion of such Advance together with all interest accrued thereon and all fees and other amounts payable by it to such Bank under the Finance Documents.

11.4
Any notice of cancellation given by the Guarantor pursuant to Clauses 11.2 or 11.3 shall be irrevocable and shall specify the date upon which such cancellation is to be made and (in case of a cancellation pursuant to Clause 11.2) the amount of such cancellation. Cancelled Commitments cannot be reinstated.

11.5
Prepayments may be made by a Borrower without premium or penalty in minimum amounts of EUR 20,000,000, subject to three Business Days' prior written and irrevocable notice to the Agent to that effect and the compensation of damages or losses (other than loss of Margin) referred to in, and subject to the provisions of, Clause 14.4.

11.6
The Guarantor shall promptly (unverzüglich) notify the Agent if it becomes aware of the occurrence of a Change of Control Event. Within thirty days of the occurrence of the Change of Control Event, the Agent may (if so instructed by the Majority Banks shall) by written notice to the Borrowers:

(A)	declare that the Commitments shall be cancelled, whereupon the Commitments shall be reduced to zero;

(B)
require prepayment of all Outstandings, whereupon all such Outstandings shall become due and payable together with interest accrued thereon and all other amounts payable under the Finance Documents on the day falling sixty days after the occurrence of the Change of Control Event or, in respect of each Advance, if earlier the last day of the respective Interest Period of the relevant Advance;

(C)
require the Guarantor to either (1) procure that the liabilities of each of the Banks and the Fronting Banks under each Bank Guarantee are promptly reduced to zero or (2) provide Cash Collateral for each Bank Guarantee in an amount specified by the Agent.

If a Change of Control Event occurs and the Guarantor (due to not being aware of such occurrence or for any other reason) does not notify the Agent upon such occurrence thereof, without prejudice to any rights the Finance Parties may otherwise have hereunder, the thirty and sixty day periods set forth in this Clause 11.6 shall be extended by the number of days elapsed from (but excluding) the date on which such Change of Control Event occurred until (and including) the earlier of (x) the date on which the Guarantor notifies the Agent of the occurrence thereof and (y) the date on which a Bank notifies the Agent (with a copy to the Guarantor) of the occurrence thereof.

11.7	If the Existing Term and Guarantee Facility is amended and the commitments thereunder increased (the amount of such increase being the “Increased Commitments”):

(A)	the Commitments shall be immediately cancelled in an amount equal to the Increased Commitments; and

(B)	the Borrower undertakes to utilise the Increased Commitments in full to repay the Outstandings such repayment to be made within thirty days of the date of such increase; or

(C)	the Guarantor shall procure that the Bank Guarantees are rolled-into the Existing Term and Guarantee Facility Agreement.

The Borrower undertakes that on repayment of any amounts pursuant to (B) above it shall, on the date of repayment, pay any interest accrued thereon to the Agent for account of the Banks.

11.8
If, following utilisation of the Term Loan Facility to provide Cash Collateral, the Offer lapses or is withdrawn the respective Borrowers shall prepay all Advances (together with all interest accrued thereon and all fees and other amounts payable by it under the Finance Documents) on the later of (A) the fifth Business Day following the date on which the Offer lapses or is withdrawn and (B) the date on which (1) each of the Fronting Banks ceases to have any actual or contingent liability under any Bank Guarantee and (2) no amount is owing to the Fronting Banks pursuant to Clauses 5.2 and/or 24.1.

Following the lapse or withdrawal of the Offer each Fronting Bank shall notify the Agent and the Guarantor as soon as it ceases to have any actual or contingent liability under any Bank Guarantee and shall confirm at such time whether or not any amount is owing to it pursuant to Clauses 5.2 and/or 24.1.

12.	Evidence Of Debt

12.1	Each Finance Party shall, in accordance with its usual practice maintain accounts evidencing the amounts from time to time lent or paid out by and owing to it under the Finance Documents.

12.2
The Agent shall maintain in its books a control account or accounts in which shall be recorded (i) the amount of each Advance and Bank Guarantee and each Bank and Fronting Bank's share therein, (ii) the amount of any principal or interest or other sums due or to become due from each Obligor to the Banks and the Fronting Banks under the Finance Documents and each Bank and Fronting Bank's share therein, and (iii) the amount of any sum received or recovered by the Agent under the Finance Documents and each Bank's and Fronting Bank’s share therein.

12.3
In any legal action or proceedings arising out of or in connection with the Finance Documents the entries made in the accounts maintained pursuant to Clauses 12.1 and 12.2 shall save for manifest errors give prima facie evidence (Beweis des ersten Anscheins) of the existence and amounts of the obligations of each Obligor therein recorded.

13.	Payments

13.1
All amounts payable under the Finance Documents by any of the Obligors including amounts payable under this Clause 13.1, shall be paid in full without set-off or counterclaim or right of retention or other restrictions and free and clear of and without any deduction or withholding for or on account of any taxes or any charges or otherwise except to the extent that any Obligor is required by law to make any such deduction or withholding from any such payment. In the event any Obligor is required by law to make any such deduction or withholding from any payment under the Finance Documents then:

(A)
such Obligor shall, save where a Bank has failed to comply with Clause 13.7 due to reasons not beyond such Bank's or Fronting Bank’s control, forthwith pay to the Agent for account of the respective Bank or Fronting Bank or, as the case may be, the Agent such additional amount as may be necessary to ensure that such Bank or Fronting Bank or, as the case may be, the Agent receives a net amount equal to the full amount (free from any liability in respect of any such deduction or withholding) which would have been received under the Finance Documents had no such deduction or withholding been made; and

(B)
such Obligor shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment and shall promptly (unverzüglich), but in any case within thirty days, forward to the Agent official receipts of the relevant taxation or other authority or other evidence acceptable to such Bank or Fronting Bank to the extent available from such relevant authority or, as the case may be, the Agent of the amount deducted or withheld as aforesaid; and

(C)
such Obligor may prepay such Bank's portion of such Advance together with all interest accrued thereon and all fees and other amounts (including amounts payable under Clause 14.4) payable to such Bank under the Finance Documents, on giving not less than fifteen days' prior written notice to the Agent.

13.2
All payments of principal and/or interest in respect of an Advance and/or guarantee commission and/or any amounts payable under Clause 5.2 or Clause 20.2 to be made by any of the Obligors under this Agreement shall be made in Euro in immediately available funds on the date upon which the relevant payment is due to such account of the Agent with such bank as the Agent may have timely specified in writing for this purpose.

13.3
All payments to be made by the Agent under this Agreement to any of the Borrowers in respect of Advances shall be made in Euro on the date upon which the relevant payment is due and be remitted to such account and bank as such Borrower may from time to time designate by written notice to the Agent.

13.4
Each Bank shall make available to the Agent its portion of an Advance to be made hereunder on the date on which the Advance is to be made by payment in Euro and in same day funds to such account as the Agent may from time to time designate.

13.5
Except for payments received by the Agent for their respective account or for the account of a specific Bank or Fronting Bank in accordance with the Finance Documents, the Agent shall forthwith distribute in like funds and currency each payment received by it for the account of the Banks or, as the case may be, Fronting Banks rateably in proportion to their respective share of the relevant Advance or, as the case may be, of the Bank Guarantees.

13.6
Where a sum is to be paid under the Finance Documents to the Agent for account of another person pursuant to the provisions hereof, the Agent shall not be obliged to make the same available to that other person until it has been able to establish to its satisfaction that it has actually received such sum, but if it makes the same sum available to that other person before it has been able to establish to its satisfaction that it has actually received such sum and it proves to be the case that it has not actually received such sum, then the person to whom such sum was so made available shall on request (which shall be made as soon as practicable after the Agent has established that it has not actually received that sum) refund the same to the Agent together with an amount sufficient to indemnify the Agent against any reasonable cost or loss it may have suffered or incurred by reason of its having paid out such sum prior to its having received such sum.

13.7
Each Bank and Fronting Bank agrees that, upon the written request by an Obligor affected or who may be affected, it shall deliver, as soon as it can do so in the ordinary course of business, to such Obligor or to a tax authority as appropriate the relevant tax form or other information as may be required under the applicable law (including, for the avoidance of doubt, any tax form or other information required in respect of an applicable double taxation treaty, and for this purpose “double taxation treaty” includes any arrangement referred to in section 788 of the Taxes Act) to avoid or reduce a deduction or withholding on payments described in Clause 13.1.

13.8
If and to the extent that any Obligor pays any additional amount under Clause 13.1, and any Bank or Fronting Bank receives or has been granted a credit against or relief or remission for or repayment of any tax paid or payable by it (the "Tax Credit") in respect of or calculated with reference to the deduction or withholding in respect of which such additional amount has been paid, then such Bank or Fronting Bank shall - to the extent that it can do so without prejudice to the retention of such Tax Credit - pay to the relevant Obligor such amount as it shall, in its opinion, determine to be attributable to the relevant deduction or withholding and which will leave the Bank or Fronting Bank (after payment) in no better or no worse a position than it would have been in if the Obligor concerned had not been required to make such deduction or withholding, and any such payment to the relevant Obligor shall constitute full and final settlement of any rights of reimbursement in respect of such Tax Credit. It shall be in each Bank's or Fronting Bank’s sole discretion (to be exercised in good faith) to decide as to whether and how and when and to what extent to claim any Tax Credit and no Bank or Fronting Bank shall be obliged to disclose any information as to its tax affairs which it regards as proprietary or confidential and each Bank and Fronting Bank shall be entitled to arrange and organise its tax and other affairs in any way it thinks fit.

13.9
If, in respect of any Bank, circumstances arise which result or would result in a claim for payment or a payment of an additional amount to it or for its account pursuant to Clause 13.1(A), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under the Finance Documents, such Bank shall promptly (unverzüglich) upon becoming aware of the same notify the Agent thereof and shall, in consultation with the Agent and the Guarantor to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be open to it to mitigate or avoid the effects of such circumstances, including the change of its Lending Office or the transfer of its rights and obligations under the Finance Documents to another bank acceptable to the Obligors and willing to participate in the Facility provided that such Bank shall be under no obligations to take any such action if, in such Bank's bona fide opinion, to do so may have any adverse effect upon its business, operations or financial condition. No Bank shall be obliged to disclose any information as to its tax affairs which it regards as proprietary or confidential and each Bank shall be entitled to arrange and organise its tax and other affairs in any way it thinks fit.

13.10
Other than in respect of amounts paid for the account of the Fronting Banks pursuant to Clause 5.2, the Agent may in its sole discretion apply any payment received from any Obligor in satisfaction in whole or in part of any amount of principal, interest or other sum then due and payable from such Obligor under the Finance Documents notwithstanding any appropriation of that payment by such Obligor.

13.11
All payments to be made by a party hereto to the Agent for onward distribution to any other party hereto shall be made on the date upon which the relevant payment is due by such time at the place of payment as allows same day onward distribution by the Agent to the relevant recipient(s).

14.	Default Interest, Indemnity and Break Costs

14.1
In the event of a failure by any of the Obligors to pay any sum other than interest on the date on which such sum is due and payable pursuant to the Finance Documents and irrespective of any notice by the Agent to such Obligor in respect of such failure, such Obligor shall pay interest on such sum on demand from the date of such failure up to the date of actual payment (as well after as before judgment) at the rate, increased by the sum of the Margin plus one per cent. (1%) per annum and the Mandatory Cost (if any), determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest multiple of one thirty-second of one per cent (1/32%)) of the per annum rates, notified to the Agent by the Banks to be those at which deposits in the currency of the unpaid sum for such period as the Agent may select in its discretion (after consultation with the Banks) are offered to each Bank by prime banks in the Interbank Market for value two Business Days later as at 11:00 a.m. on the Business Day immediately succeeding that on which the Agent becomes aware of the failure and, so long as the failure continues, such rate shall be calculated on the same basis thereafter. Interest accruing under this Clause shall be due and payable at the end of each period by reference to which it is calculated.

14.2
Without prejudice to the foregoing and irrespective of any notice by the Agent to any of the Obligors in respect of such Obligor's failure to make any payment when due, such Obligor shall indemnify the Agent and the Banks and Fronting Banks against any other damages, losses or expenses (including losses incurred in paying overdraft interest or in liquidating or employing deposits from third parties acquired to make, fund or maintain the Advance or any part thereof) which any of them may sustain or incur as a consequence of (i) the failure by such Obligor to pay any sum when due and payable under this Agreement, (ii) the occurrence of any Event of Early Repayment, (iii) an Advance requested in a Utilisation Request given by the relevant Borrower but not being made by reason of the operation of any one or more of the provisions hereof, or (iv) issuing or making arrangements to issue a Bank Guarantee requested in a Utilisation Request given by the relevant Borrower but not issued by reason of the operation of any one or more of the provisions hereof.

14.3
If any sum due from any of the Obligors under the Finance Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the "first currency") in which the same is payable thereunder into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against such Obligor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation to the Finance Documents, such Obligor shall indemnify and hold harmless each of the persons to whom such sum is due from and against any damages or losses suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. The above indemnity shall constitute an independent obligation of the Obligors separate from each of their other obligations under the Finance Documents and shall apply irrespective of any indulgence granted by the Agent, the Banks or the Fronting Banks.

14.4
Any prepayment or repayment of principal made under this Agreement shall, if made otherwise than on the last day of an Interest Period relative to the amounts prepaid or repaid, be made together with accrued interest thereon and such additional amount as each Bank to which such payment was made may certify as necessary to compensate it for any damages or losses incurred or to be incurred by it in connection with such prepayment or repayment (including losses on account of funds borrowed in order to make, fund or maintain its portion of the Advance or any part thereof prepaid or repaid but excluding any loss of Margin).

15.	Set-Off and Redistribution of Payments

15.1
Each of the Obligors authorises each Bank and Fronting Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank or Fronting Bank in satisfaction of any sum due and payable from such Obligor to such Bank or Fronting Bank under the Finance Documents but unpaid; for this purpose, each Bank and Fronting Bank is authorised to purchase with the monies standing to the credit of any such account such other currencies as may be necessary to effect such application. No Bank or Fronting Bank shall be obliged to exercise any right given to it by this Clause 15.1 but if it does so it shall notify the Agent and the relevant Obligor of such exercise.

15.2
If at any time the proportion received or recovered by any Bank or Fronting Bank (a "Recovering Bank") by way of set-off or otherwise (other than through the Agent in accordance with Clause 13.5) in respect of its portion of (i) any amounts due from an Obligor to the Banks or (ii) any amounts due from an Obligor or the Banks to the Fronting Banks under the Finance Documents is greater than the proportion thereof which the Bank or Fronting Bank would have received through the Agent if distributed in accordance with Clause 13.5 (the difference between the amount received or recovered by the Bank or Fronting Bank and the amount which the Bank or Fronting Bank would have received or recovered had the recovery been received through the Agent if distributed in accordance with Clause 13.5 hereinafter called the "Excess Amount"), then:

(A)
such Bank or Fronting Bank shall promptly (unverzüglich) notify the Agent and pay to the Agent an amount equal to the Excess Amount (the "Sharing Payment") within three Business Days of such notification;

(B)
the Agent shall account for such payment to the Banks or, as the case may be, the Fronting Bank (excluding the Bank or, as the case may be, the Fronting Bank having received the Excess Amount) as if it were a payment by the relevant Obligor or Bank (in the case a payment to the Fronting Banks) in account of the sum owed to the Banks or, as the case may be, the Fronting Banks under the Finance Documents; and

(C)
to the extent that amounts received or recovered by a Recovering Bank resulted in the satisfaction of a Recovering Bank's claim under the Finance Documents to which such Bank or, as the case may be, the Fronting Bank is party, but are allocated in accordance with this Clause 15 to another Bank or, as the case may be, the Fronting Bank, the latter shall assign to the Recovering Bank the claims (or the part thereof) to which the amount is allocated.

15.3
If any part of the Sharing Payment received or recovered by a Recovering Bank becomes repayable and is repaid by such Recovering Bank, then each party which has received a share of such Sharing Payment pursuant to sub-Clause 15.2(B) shall, upon request of the Agent, pay to the Agent for account of such Recovering Bank an amount equal to its share of such Sharing Payment together with its proportionate share of any interest or other sum paid to the Borrower by the Recovering Bank in respect of the Sharing Payment and such Recovering Bank shall re-assign to the relevant Bank or, as the case may be, the Fronting Bank any amount assigned to it by such Bank or, as the case may be, the Fronting Bank pursuant to sub-Clause  15.2(C) above.

15.4
This Clause 15 shall not apply if the Recovering Bank would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor and sums recovered as a result of litigation started by a Bank or, as the case may be, the Fronting Bank to enforce its rights under the Finance Documents and resulting in an Excess Amount shall only be shared with such Banks or, as the case may be, Fronting Banks that have joined in such litigation or commenced and diligently pursued separate litigation to enforce their rights under the Finance Documents.

16.	Change of Circumstances

16.1
If any introduction or change after the date hereof of law, regulation, treaty or official directive which any Bank or Fronting Bank or any holding company of such Bank or Fronting Bank is required to comply with (whether or not having the force of law provided that in case of an official directive not having the force of law compliance must be customary in the ordinary course of business) or any change in the interpretation, administration or application thereof by any authority charged with the administration or application thereof:

(A)
subjects any Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) to any tax with respect to payments of principal or of interest on its portion of any Advance or any guarantee commission or any other amount payable under the Finance Documents (other than taxes imposed, assessed, levied or collected on the overall net income of such Bank, Fronting Bank or holding company); or

(B)
changes the basis of taxation of payments to any Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) of principal or of interest on its portion of any Advance or any guarantee commission or of any other amount payable under the Finance Documents (other than a change in the rate of tax on the overall net income of such Bank or Fronting Bank or holding company of such Bank or Fronting Bank); or

(C)
imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by, any Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank); or

(D)	affects the manner in which a Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) allocates capital resources to its obligations hereunder; or

(E)
any Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) complies with any law, regulation or binding official request or directive from any applicable fiscal or monetary authority (whether or not having the force of law) in respect of requirements having been imposed after the date hereof;

and as a result of any of the foregoing:

(F)
the cost to such Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) of making, funding or maintaining its portion of any Advance or, as the case may be, issuing or participating in any Bank Guarantee, or of maintaining its commitment is increased; or

(G)
the amount of principal, interest, guarantee commission or other amount payable to such Bank or Fronting Bank or the effective return to such Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) under the Finance Documents is reduced; or

(H)
such Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) makes any payment or forgoes any interest, guarantee commission or other return on or calculated by reference to the gross amount of any sum receivable by such Bank or Fronting Bank from any Obligor hereunder;

then and in any such case:

(I)
upon demand from time to time the relevant Obligor shall pay to the Agent for account of such Bank or Fronting Bank such amount as shall compensate such Bank or Fronting Bank or any such holding company for such increased cost (or such proportion of such cost as is, in such Bank or Fronting Bank's bona fide opinion, attributable to the relevant Advance or Bank Guarantee respectively to such Bank or Fronting Bank's Commitment hereunder), reduction, payment or forgone interest or other return. A Bank or Fronting Bank entitled to make a claim pursuant to this Clause shall notify the Agent of the event by reason of which it is so entitled whereupon the Agent shall notify the relevant Obligor and, in each case, the Guarantor thereof. Such Bank or Fronting Bank shall submit to the Agent a certificate setting out reasonable details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and such certificate shall be forwarded promptly (unverzüglich) by the Agent to the relevant Obligor and, in each case, the Guarantor, provided, however, that nothing herein shall require such Bank or Fronting Bank to disclose any confidential information relating to the organisation of its or its holding company's affairs; and

(J)
the relevant Borrower may prepay such Bank's portion of such Advance (or, as the case may be, ensure that the liabilities of that Bank or Fronting Bank under or in respect of the relevant Bank Guarantee are reduced to zero or otherwise secured by providing Cash Collateral) together with all interest accrued thereon and all fees and other amounts (including amounts payable under sub-Clause 16.1(l) and Clause 14.4) payable to such Bank or Fronting Bank under the Finance Documents, on giving not less than fifteen days' prior written notice to the Agent.

16.2	Notwithstanding the foregoing provisions of this Clause 16, no Bank or Fronting Bank shall be entitled to claim under Clause 16.1 in respect of any amount:

(A)	which is compensated for by the operation of Clause 16.4; or

(B)	which is compensated for by the operation of the definition of "Mandatory Cost" in this Agreement; or

(C)
which is attributable to a Bank or Fronting Bank or any holding company of such Bank or Fronting Bank entering into a commitment to lend to a third party after the date hereof which, at the time such commitment is entered into, exceeds any limit imposed on such Bank or Fronting Bank or any holding company of such Bank or Fronting Bank by any central bank or other fiscal, monetary or other authority of general application (whether or not having the force of law, but if not having the force of law, being of the type with which it is customary for banks to comply) in respect of commitments to lend to companies which are in the same risk sector as the Obligors; or

(D)	which is attributable to Basel II Increased Costs.

16.3
If any Bank or Fronting Bank (or any holding company of such Bank or Fronting Bank) incurs Basel II Increased Costs (excluding, however, any Basel II Increased Costs resulting from a change in any internal or external credit rating of an Obligor which is attributable to a change in the financial condition or prospects of any Obligor), such Bank or Fronting Bank may by giving notice to that effect to the Agent request the relevant Borrower to pay the amount of such Basel II Increased Costs, provided that the relevant Obligor is under no obligation to pay any such amount. Together with such notice, such Bank or Fronting Bank shall submit to the Agent a certificate setting out in reasonable detail the amount, the computation and the event giving rise to such Basel II Increased Costs. The Agent shall promptly (unverzüglich) upon receipt from such Bank or Fronting Bank forward such notice and certificate to the relevant Obligor and, in each case, the Guarantor. If the relevant Borrower does not pay the requested amount within a period of ten Business Days following notification by the Agent (the "Payment Period") the relevant Bank or Fronting Bank may, within five Business Days after lapse of the Payment Period, by written notice thereof to the Agent to be forwarded by the Agent to the Guarantor and each Borrower by whom any Outstanding is owing declare that such Bank or Fronting Bank’s Commitment shall be terminated whereupon each Borrower shall:

(A)	prepay on the last day of the then current respective Interest Period such Bank's portion of any outstanding Advances;

(B)	ensure that the liabilities of that Fronting Bank under or in respect of each Bank Guarantee are reduced to zero or otherwise secured by providing Cash Collateral,

together with all interest accrued thereon and all fees and other amounts payable by it to such Bank or Fronting Bank under the Finance Documents. Such Bank or Fronting Bank's Commitment shall be cancelled on the giving of such notice.

No Bank may declare that its Term Loan Commitments shall be terminated pursuant to this Clause 16.3 for so long as any Fronting Bank has any actual or contingent liability under any Bank Guarantee or any amount is owing to the Fronting Banks pursuant to Clauses 5.2 and/or 24.1.

16.4
If any of the Agent, the Mandated Lead Arrangers, the Banks or the Fronting Banks becomes, by reason of such person receiving any sum under the Finance Documents, subject at any time to taxation (other than a tax (i) which is the subject matter of Clause 13.1 or which would have been the subject matter of Clause 13.1 but for the application of the proviso in Clause 13.1(A), or (ii) which is imposed on the net income of such person by reason of such person being incorporated, being tax resident or having a permanent establishment, in the jurisdiction imposing such tax) in a Relevant Jurisdiction, the relevant Obligor will indemnify such person in respect of such tax liability. In addition, such Obligor shall indemnify the Agent, the Mandated Lead Arrangers, each Bank and each Fronting Bank, respectively, against any present or future claim or liability for any such taxes in the Relevant Jurisdiction imposed on any of them or on any agent, branch, employee, intermediary, representative or representative office of any of them by virtue of the negotiation, preparation or execution of the Finance Documents or the performance of any obligation thereunder.

16.5
Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the binding and official interpretation, administration or application thereof by any authority charged with the administration or application thereof shall make it unlawful for any Bank or Fronting Bank to make, fund or maintain all or any of its portion of the Advances or Bank Guarantees made or to be made hereunder or to give effect to its obligations through its Lending Office as contemplated hereby, such Bank or Fronting Bank may, by written notice thereof to the Agent to be forwarded by the Agent to the Guarantor and each Borrower by whom any outstanding Advance is owing declare that such Bank or Fronting Bank's Commitment shall be terminated forthwith (or on the latest day permitted by such law, regulation or treaty) whereupon:

(A)
(if the circumstances relate to a Bank) each Borrower by whom any outstanding Advance is owing shall prepay forthwith (or if permitted by such law, regulation or treaty on the last day of the then current respective Interest Period) such Bank's portion of such Advance; and

(B)	(if the circumstances relate to a Bank) the Guarantor shall provide Cash Collateral to the Agent in an amount equal to such Bank’s Bank Guarantee Proportion of each Bank Guarantee; and

(C)
(if the circumstances relate to a Fronting Bank) the Guarantor shall ensure that the relevant Fronting Bank's liability under any Bank Guarantees issued by it shall either be reduced to zero or otherwise secured by the Guarantor providing Cash Collateral in an amount equal to that Fronting Bank's maximum actual and contingent liabilities under those Bank Guarantees, together (in each case) with all interest accrued thereon and all fees and other amounts payable by it to such Bank or Fronting Bank under the Finance Documents. Such Bank or Fronting Bank's Commitment shall be cancelled on the giving of such notice.

16.6
If, in respect of any Bank or Fronting Bank, circumstances arise which result in an increase in the amount of any payment to be made to it or for its account pursuant to Clause 16.1 or a claim for Basel II Increased Costs under Clause 16.3 or a claim for indemnification under Clause 16.4 or a cancellation and/or prepayment pursuant to Clause 16.5, then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under the Finance Documents, such Bank or Fronting Bank shall promptly (unverzüglich) upon becoming aware of the same notify the Agent thereof and shall, in consultation with the Agent and the Guarantor and to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be open to it to mitigate or avoid the effects of such circumstances, including the change of its Lending Office or the transfer of its rights and obligations under the Finance Documents to another bank acceptable to the Obligors (and, for so long as any Fronting Bank has any actual or contingent liability under any Bank Guarantee, the Fronting Banks) and willing to participate in the Facility provided that such Bank or Fronting Bank shall be under no obligation to take any such action if, in such Bank or Fronting Bank's bona fide opinion, to do so may have any adverse effect upon its business, operations or financial condition.

16.7
Notwithstanding the foregoing provisions of this Clause 16, the Agent, a Mandated Lead Arranger, a Bank or a Fronting Bank shall not be entitled to claim under Clause 16.1, 16.3 or 16.4 in respect of any amount where the Agent, such Mandated Lead Arranger, such Bank or Fronting Bank, as applicable, has not notified the relevant Obligor and the Guarantor through the Agent of the occurrence of the event giving rise to any such claim within sixty days after it has become aware or, acting diligently, should have become aware of the occurrence thereof or, where the Bank or Fronting Bank has so notified the relevant Obligor and the Guarantor, such Bank or Fronting Bank fails to quantify its claim within thirty days thereafter unless such quantification is not practicable within such period in which case such Bank or Fronting Bank shall notify the relevant Obligor and the Guarantor thereof on or prior to the expiry of such thirty days period and quantify its claim as soon as possible thereafter.

16.8	The provisions of Clause 13.7 and 13.8 shall apply mutatis mutandis in respect of or in relation to any payment made or to be made by any Obligor pursuant to the provisions of sub-Clause 16.4.

17.	The Guarantee

17.1
The Guarantor irrevocably and unconditionally guarantees by way of an independent guarantee on first demand (Garantie auf erstes Anfordern) to each Finance Party the due and punctual payment by each Borrower, under and in connection with the terms of the Finance Documents, of each and every sum of principal, interest and all other monies which are now or may at any time hereafter be due and payable by any Borrower under or pursuant to the Finance Documents and covenants with each Finance Party to pay or cause to be paid to the person entitled thereto in the currency in which the same is for the time being due and payable under the Finance Documents any and every sum of principal, interest and all other monies which are now or may at any time hereafter be due and payable by such Borrower under or pursuant to the Finance Documents and which remains for the time being unpaid.

17.2
The Guarantor shall effect payment hereunder as if it were the principal obligor promptly (unverzüglich) upon the Agent's demand and confirmation that the amount claimed from the Guarantor is equal to the monies owed by a Borrower under or pursuant to the Finance Documents which such Borrower has not paid when due.

17.3
Any sum falling within the ambit of Clause 17.1 which may not be recoverable from the Guarantor on the basis of a guarantee on first demand for any reason whatsoever shall nonetheless be recoverable from the Guarantor hereunder on the basis of a primary obligation to each Finance Party to indemnify them against any loss (including loss of profit) incurred by them or any of them in consequence of any Borrower failing to perform any obligation under the Finance Documents.

17.4
As between the Guarantor and each Finance Party, none of the obligations of any Borrower under the Finance Documents shall be regarded as discharged, impaired or otherwise affected by any merger, amalgamation, bankruptcy, winding-up, liquidation, reorganization, dissolution or such like event of or occurring to such Borrower, any transfer, illegality, invalidity, unenforceability or extinction of the obligations of such Borrower under the Finance Documents or any of them by any law or any other event or circumstances whatsoever including but not limited to any objection of such Borrower save the due and punctual payment by such Borrower or the Guarantor, under and in accordance with the terms of the Finance Documents, of each and every sum of principal, interest and all other monies which are now or may at any time hereafter be due and payable by such Borrower under or pursuant to the Finance Documents, or which would now or hereafter be so due and payable but for any such event or circumstance as is mentioned above in this Clause.

17.5
The Agent, each Bank and each Fronting Bank may at any time without thereby discharging, impairing or otherwise affecting the obligations of the Guarantor hereunder (i) give or agree to give any time or other indulgence to any Borrower in respect of its obligations under the Finance Documents or any of them, (ii) (with the consent of the Guarantor) offer or agree to or enter into any agreement for any variation of the Finance Documents, (iii) settle with any Borrower in respect of or compromise the obligations of any Borrower under the Finance Documents or any of them or (iv) prove or abstain from proving, in respect of the obligations of any Borrower under the Finance Documents or any of them, in a bankruptcy, winding-up, liquidation or reorganisation of such Borrower.

17.6
The obligations of the Guarantor hereunder are (and are intended to be) a continuing and independent security to each Finance Party, as the case may be, for the due and punctual payment by each Borrower, under and in accordance with the terms of the Finance Documents, of each and every sum of principal, interest and all other monies which are now or may at any time hereafter be due and payable by any Borrower under or pursuant to the Finance Documents and accordingly the said obligations (i) shall be in addition to and not in substitution for or derogation from any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf such Finance Party in respect of the obligations of such Borrower under the Finance Documents or any of them, (ii) shall not be or be construed to be satisfied by any discharge of or payment of or on account of the obligations of any Borrower under the Finance Documents or any of them which has not resulted in a final and irrevocable settlement of the respective obligation, and (iii) shall at all times extend to cover the balance of principal, interest and all other monies which are now or may at any time hereafter be due and payable by any Borrower under or pursuant to the Finance Documents.

17.7
No Finance Party shall be obliged before asserting or enforcing the obligations of the Guarantor hereunder (i) to take action or obtain judgment against any Borrower in any court, (ii) to make or file any claim or proof in any bankruptcy, winding-up, liquidation or reorganisation of any Borrower or (iii) to enforce or seek to enforce any other encumbrance, guarantee or other security now or at any time hereafter held by or on behalf such Finance Party in respect of the obligations of any Borrower under the Finance Documents or any of them. This waiver shall apply irrespective of any law or any provision of any Finance Document to the contrary.

17.8
Where any payment has been made by the Guarantor to any Finance Party hereunder the Guarantor shall not take the benefit of subrogation (if any) of any rights of any such person or any encumbrance, guarantee or other security now or any time hereafter held by or on behalf of such person in respect of the obligations of any Finance Party under the Finance Documents or any of them until and unless all obligations of such Borrower under the Finance Documents have been discharged in full.

18.	Representations and Warranties

18.1
Each of the Obligors represents and warrants in respect of itself, and the Guarantor in addition represents and warrants in respect of each other Obligor and where stated also in respect of any other Material Group Member or any other member of the Group to the Agent and the Banks that:

(A)
it has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business and it is a corporation duly organised and validly existing under the laws of the applicable relevant jurisdiction;

(B)	it has the power to enter into, exercise its rights and perform and comply with its obligations under the Finance Documents;

(C)
the execution, delivery and performance of the Finance Documents does not and will not violate or exceed the powers granted to it by, or any provision of, (i) any law or regulation in force in the Relevant Jurisdiction, (ii) any order or decree in force of any governmental agency or court of or in the Relevant Jurisdiction, (iii) its charter, by-laws or other constitutive documents or (iv) (where any such conflict would have a Material Adverse Effect) any mortgage, deed, contract or agreement to which it is a party or which is binding upon it or any of its respective assets;

(D)
all actions, conditions and things required in the Relevant Jurisdiction in order (i) to enable it lawfully to enter into and exercise and perform its respective rights and obligations under the Finance Documents, (ii) to ensure that its obligations thereunder are, subject to the Reservations, legal, valid and enforceable, and (iii) (subject to the Reservations) to make the Finance Documents admissible in evidence in such jurisdiction have been obtained or made and are in full force and effect, other than filing and related fees payable at the time an action is brought;

(E)	the Finance Documents (subject to the Reservations) constitute its legal, valid and binding obligations enforceable against it in accordance with the terms of the Finance Documents;

(F)	no event specified in Clause 20 has occurred and is continuing which constitutes an Event of Early Repayment;

(G)
neither it nor so far as the Guarantor is aware or (as a result of the operation of a risk management and reporting system in compliance with Section 91 (2) of the German Aktiengesetz) should be aware, any other member of the Group is involved in any legal or arbitration or administrative proceedings (including those relating to environmental matters) nor, so far as the Guarantor is aware, are any such proceedings pending or threatened against any member of the Group which, either individually or in the aggregate, have or may have or may have had during the previous twelve months, a Material Adverse Effect. In this context "administrative proceedings" means any proceeding in any administrative court or any administrative order (Verwaltungsakt within the meaning of the German Verwaltungsverfahrensgesetz) or an equivalent administrative order in any other jurisdiction which in either case is forthwith enforceable (sofort vollziehbar);

(H)
no Material Group Member incorporated in the Federal Republic of Germany is unable to pay its debts as they fall due (Zahlungsunf’ähigkeit), has commenced negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17-19 of the German Insolvenzordnung, has filed for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens), none of the boards of directors (Vorstand) or equivalent bodies of such Material Group Members is required by law to file for insolvency and no competent court has taken any of the actions set out in Section 21 of the German Insolvenzordnung or instituted insolvency proceedings against any such Material Group Member (Eröffnung des Insolvenzverfahrens) nor have any other steps been taken or legal proceedings been started against any such Material Group Member for its liquidation (other than a liquidation on a solvent basis of a Material Group Member which is not an Obligor);

(I)
no Material Group Member not incorporated in the Federal Republic of Germany has taken any corporate action nor, to the best of its knowledge, have any other steps been taken or legal proceedings been started or credibly threatened against any Material Group Member under any bankruptcy, insolvency, administration or other similar law for its liquidation (other than a liquidation on a solvent basis of a Material Group Member which is not an Obligor), administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, liquidator or trustee or similar officer of it or of any material part or all of its assets or revenues;

(J)
its Original Financial Statements are complete and correct in all material respects and give a true and fair view of the financial position and the results of its operations as of December 31, 2005 and for the financial year then ended and have been prepared in accordance with GAAP and applied on a consistent basis with the financial statements in respect of previous financial years and accordingly as at the date to which its Original Financial Statements were drawn up there were neither any material liabilities, direct or indirect, actual or contingent, of it nor any material unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against in any such financial statement or in the notes thereto (in accordance with the applied GAAP);

(K)
between the date to which its Original Financial Statements (adjusted for the purposes of this sub-Clause (K) to account for such changes as reflected in the interim report (Zwischenbericht) of the Guarantor as of June 30, 2006) were drawn up and the date hereof there has been no material adverse change in its business, assets or financial condition or the business, assets or financial condition of the Group taken as a whole;

(L)
its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by applicable laws of bankruptcy, insolvency, liquidation or similar laws of general application;

(M)
under the laws of the Relevant Jurisdiction in force at the date hereof, it will not be required to make any deduction or withholding from any payment it may make under the Finance Documents on account of any withholding taxes referred to in the proviso to Clause 13.1 which cannot be avoided by the relevant Bank(s) by complying with Clause 13.7);

(N)
under the laws of the Relevant Jurisdiction in force at the date hereof, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in such jurisdiction in respect of such Obligor that any of them be filed, recorded or enrolled with any governmental authority or agency in such jurisdiction or that it be stamped with any stamp, registration or similar transaction tax in such jurisdiction;

(O)
any factual information supplied in writing by it or on its behalf to the Agent or any Mandated Lead Arranger or any Bank in connection with this Agreement or the transactions contemplated hereby (including annual and interim reports and factual information contained in the Syndication Information) is accurate and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not untrue or misleading in any material respect, nothing has occurred that renders the statements contained in the Syndication Information untrue or misleading in any material respect;

(P)
it is (subject to the Reservations) subject to civil and commercial law under the laws of the Relevant Jurisdiction and, in any proceeding taken in the Relevant Jurisdiction in relation to the Finance Documents, the choice of German law as the governing law of the Finance Documents and any judgment obtained in the Federal Republic of Germany will, subject to the provisions of applicable procedural laws and/or international convention, be recognised and enforced and it has no right of immunity from set-off, law-suit or execution, attachment or other legal process in such jurisdiction;

(Q)
the execution, delivery and performance of this Agreement by it, and the borrowing of any Advance by it pursuant to the terms of this Agreement, do not and will not violate any provision of PUHCA and the rules, regulations and orders issued thereunder applicable to it; and

(R)	the Offer Application contains, and any amendment thereof will contain, all the terms of the Offer required as a matter of Spanish law.

18.2	Each Borrower incorporated in the Netherlands, if any, further represents and warrants to the Agent and the Banks that:

It does not require a licence as a credit institution (kredietinstelling) under the WTK as a result of the execution of this Agreement or for any other reason and it has complied and complies with the provisions of the WTK and with the provisions of all applicable decrees, rules, regulations and statements of policy of the relevant authority or authorities in The Netherlands, issued pursuant to or in connection with the WTK and, in particular with the provisions of the Exemption Regulation.

18.3	Each of the Borrowers (other than the Guarantor) further represents and warrants to the Agent and the Banks that:

It is a member of the Group (directly or indirectly) wholly-owned by the Guarantor.

18.4	The representation and warranty set out in Clause 18.1(O) shall be made by each Obligor on the date of each syndication agreement entered into during syndication of the Facility.

18.5	The Repeated Representations are deemed to be made by each Obligor on:

(A)	the date of each Utilisation Request;

(B)	on each Utilisation Date; and

(C)
(for so long as (1) any Fronting Bank has any actual or contingent liability under any Bank Guarantee or (2) any amounts remain outstanding from any Borrower or, as the case may be, the Guarantor, under the Finance Documents) on the date falling six Months after the date of this Agreement and on the date falling at the end of each successive six month period thereafter.

19.	Undertakings

19.1
Each of the Obligors undertakes or, as the case may be, the Guarantor undertakes to procure, for as long as any amounts remain outstanding from any Borrower or, as the case may be, the Guarantor, under the Finance Documents or any commitments remain in force:

(A)	to supply to the Agent (with a sufficient number of copies for the Banks):

(1)
as soon as the same are available, and in any event within 180 days of the end of each of its financial years, its audited unconsolidated balance sheet and profit and loss account and (in the case of the Guarantor) its audited consolidated financial statements for that financial year;

(2)
(only in case of the Guarantor) as soon as the same are available, and in any event within 60 days of the end of each of its financial quarters, its consolidated interim reports (Zwischenberichte) for the period such report relates to;

(3)	(only in case of the Guarantor) all documents despatched to its shareholders (or any class of them) at the same time as they are despatched; and

(4)
such other information regarding its or the Group's business or financial condition as the Agent or any Bank through the Agent may from time to time in accordance with normal market practice and regulatory requirements reasonably request;

and, if (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date hereof, (ii) any change in the status of an Obligor after the date hereof, or (iii) a proposed assignment and transfer by a Bank of any of its rights and obligations under the Finance Documents to a party that is not a Bank prior to such assignment and transfer obliges the Agent or any Bank (or, in the case of (iii) above, any prospective assignee or transferee) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, to promptly upon the request of the Agent or any Bank through the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank through the Agent (for itself or, in the case of the event described in (iii) above, on behalf of any prospective assignee or transferee) in order for the Agent, such Bank or, in the case of the event described in (iii) above, any prospective assignee or transferee to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents;

(B)
that the financial statements and reports to be furnished from time to time by them in accordance with Clause 19.1(A) and 191(A)(2) shall be prepared in accordance with GAAP and (save as disclosed) consistently applied in the Relevant Jurisdiction and are complete and accurate in all material respects, reflect all significant liabilities (including contingent ones) and shall (in case of financial statements furnished in accordance with Clause 19.1(A)(1)) give a true and fair view and (in case of financial statements furnished in accordance with Clause 19.1(A)(2)) fairly present the consolidated or, as the case may be, the unconsolidated financial position and the results of the operations of the relevant Obligor as of such date and for the period to which the financial statements relate and to notify in writing the Agent of any material change in the applied accounting principles or in the application of accounting principles unless such change has been disclosed in the notes to or, as the case may be, the Anhang of the relevant financial statement;

(C)
not to and (in case of the Guarantor) to procure that no Material Subsidiary shall create or permit to subsist any encumbrance over all or any of its present or future assets as security for any financial indebtedness of any person other than:

(1)	encumbrances set out in the Disclosure Letter;

(2)
encumbrances arising in the ordinary course of business on the basis of general business conditions, including without limitation under the customary general business conditions of any credit institution;

(3)
encumbrances over any assets acquired by a Material Group Member after the date hereof (or over the assets of any person that is acquired by any member of the Group and becomes a Material Group Member upon such acquisition after the date hereof) provided that any such encumbrance was either in existence prior to the acquisition or required to be granted as a condition to a commitment which had been entered into prior to the acquisition and, in each case, was not created in contemplation of such acquisition and the maximum principal amount secured by such encumbrance was not increased thereafter;

(4)
encumbrances securing financial indebtedness incurred to finance a project/asset, created by a member of the Group which is a special purpose vehicle and whose principal assets and business are constituted by that project/asset and whose obligations in respect of the financial indebtedness secured are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support from any other member of the Group;

(5)	encumbrances over any share in a company securing only financial indebtedness incurred by such company;

(6)
encumbrances provided under a customary export finance or other subsidised loan scheme where the provision of such encumbrance is required under the relevant export finance or other subsidised loan scheme;

(7)	encumbrances arising pursuant to or in connection with any conditional sale or title retention provisions in any contract in the ordinary course of business;

(8)
encumbrances arising or subsisting over any asset held in Clearstream Banking AG, Clearstream Banking, société anonyme, Euroclear Bank S.A./N.V. or any other securities depository or any clearing house pursuant to the standard terms and procedures of the relevant securities depository or clearing house applicable in the normal course of trading;

(9)	encumbrances arising pursuant to or in connection with any cash management arrangements established in the ordinary course of business;

(10)	encumbrances arising pursuant to or in connection with any set-off or netting arrangements entered into in the ordinary course of business;

(11)
encumbrances arising pursuant to or in connection with any framework/master agreements, in each case including without limitation any related credit support annexes, relating to derivatives transactions entered into between a bank or financial institution and any Material Group Member in the ordinary course of business;

(12)	encumbrances arising pursuant to or in connection with the issue of asset-backed securities where the recourse is limited to the assets backing the relevant securities;

(13)
encumbrances arising pursuant to or in connection with any leasing transactions entered into on arm’s length terms and in the ordinary course of business (including, without limitation, sale and lease back transactions and any encumbrance securing reimbursement obligations towards any person under a guarantee or other form of indemnity given by such person to secure any obligations arising under such leasing transactions), provided that no encumbrance may be created or permitted to subsist in reliance on this sub-Clause 19.1(C)(13) over all or any assets of an Obligor;

(14)	encumbrances created pursuant to any order of attachment, distraint, garnishee order or injunction restraining disposal of assets or similar legal process arising in connection with court proceedings;

(15)
encumbrances in the form of pledges over and assignments of documents of title, insurance policies and sale contracts in relation to commercial goods created or made in the ordinary course of business to secure the purchase price of such goods or loans to finance such purchase price;

(16)	encumbrances arising in the ordinary course of business solely by operation of law (or by an agreement having the same effect) and not due to a default;

(17)
encumbrances arising pursuant to or in connection with any securities lending transactions (including without limitation repurchase agreements) entered into in the course of the treasury activities of the relevant Material Group Member;

(18)
encumbrances arising pursuant to or in connection with the sale, transfer or other disposal of shares in a company by a Material Group Member on terms whereby the shares are or may be re-acquired by a member of the Group in circumstances where such arrangement or transaction is entered into primarily as a method of mitigating a political risk perceived by the Material Group Member disposing of such shares to be associated with them;

(19)	encumbrances created or subsisting to secure any obligations incurred in order to comply with Section 8a of the German Altersteilzeitgesetz;

(20)	encumbrances created or permitted to subsist with the prior written consent of the Majority Banks;

(21)	any Cash Collateral entered into pursuant to this Agreement and/or any Existing Term and Guarantee Facility Cash Collateral;

(22)	encumbrances created pursuant to and/or in connection with contractual trust arrangements created in respect of pension obligations of the Guarantor or any member of the Group;

(23)
any other encumbrance created or subsisting on or over assets of Target or any of its subsidiaries to the extent that they are Material Group Members, provided that the aggregate financial indebtedness which is at any time outstanding and secured by encumbrances created or existing in reliance on this sub-Clause 19.1(C)(23) does not exceed EUR 500,000,000 (or the equivalent thereof in other currencies);

(24)
any other encumbrance created or subsisting on or over assets of any Material Group Member, provided that the aggregate financial indebtedness of the Material Group Members which is at any time outstanding and secured by encumbrances created or existing in reliance on this sub-Clause 19.1(C)(24) does not exceed EUR 500,000,000 (or the equivalent thereof in other currencies) and further provided that the aggregate financial indebtedness of the Guarantor which is at any time outstanding and secured by encumbrances created or existing in reliance on this sub-Clause 19.1(C)(24) does not exceed EUR 250,000,000 (or the equivalent thereof in other currencies);

(D)
not to and (in case of the Guarantor) to procure that no other member of the Group shall, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose of the whole or any part of its assets which are, in each case, substantial in the context of the Group taken as a whole other than:

(1)	disposals in the ordinary course of business;

(2)	disposals of assets in exchange for other assets similar or superior in value and type;

(3)	disposals of obsolete or waste assets;

(4)	disposals by way of distributions of dividends (including without limitation dividends in kind (Sachdividenden));

(5)	Required Disposals;

(6)	disposals on arm's length terms;

(7)	disposals within the Group;

(8)	disposals made pursuant to and/or in connection with contractual trust arrangements created in respect of pension obligations of the Guarantor or any member of the Group; or

(9)	disposals made with the prior written consent of the Majority Banks;

(E)
to promptly (unverzüglich) obtain, maintain and comply with at any time and from time to time such authorisations, registrations, licenses, consents and approvals as may be required in respect of the Finance Documents under applicable law or regulation to enable the relevant Obligor to perform its obligations thereunder and upon the Agent's request promptly (unverzüglich) supply the Agent with copies thereof;

(F)	as soon as it becomes aware thereof promptly (unverzüglich) to notify in writing the Agent of any Event of Early Repayment;

(G)
to ensure that at all times the claims of the Agent, the Mandated Lead Arrangers and the Banks against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except for claims mandatorily preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;

(H)
except where a failure to do so could not result in a Material Adverse Effect, to comply (and in case of the Guarantor) to procure that each other member of the Group complies in all respects with all laws and permits (including those relating to environmental matters) to which it is subject or which it has obtained; and

(I)
to maintain (and in case of the Guarantor) to procure that each other member of the Group maintains in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are customary or in line with prudent industry practice for enterprises conducting similar business (except where failure to do so could not have a Material Adverse Effect in case of the occurrence of an insurable event).

19.2	The Guarantor further undertakes:

(A)
not to complete a merger with any other person without the consent of the Majority Banks unless (i) it (in case it is the surviving entity) or the entity with or into which it is merged and which is the new or surviving entity shall have a long-term unsecured credit rating assigned (taking into account the effects of the merger) by Moody's Investors Services, Inc. and/or Standard & Poor's Rating Group, a division of the McGraw Hill Companies, Inc., equivalent to or better than the long-term unsecured credit rating assigned to the Guarantor immediately prior to such merger (but without regard to any downgrading which is reported by the relevant rating agency to have occurred exclusively or mainly in anticipation of such merger) (provided that in the absence of such credit ratings, the Majority Banks' reasonable credit assessment shall be applied instead), (ii) it (if it is the surviving entity) retained or such other entity assumed (by way of operation of law or otherwise in form and substance satisfactory to the Agent) all obligations of the Guarantor hereunder and (iii) after giving effect to such merger, no Event of Early Repayment shall have occurred and be continuing; and

(B)
to ensure that no material change is made to the general nature of the business of the Group resulting in the core businesses (Geschäftsbereiche, in denen die Unternehmensgruppe insbesondere t’tig ist) as described in the Guarantor's articles of association in effect on the date hereof ceasing to be the Group's core business;

(C)	to ensure that:

(1)	without the prior agreement of the Majority Banks, the Offeror will not:

(a)	amend or vary any term or condition of the Offer other than in accordance with Articles 22 or 36 of the Royal Decree or as required by the CNMV;

(b)	do or permit to be done anything which would cause the CNMV to regard any material term or condition of the Offer as having been waived, withdrawn or satisfied where it is not actually satisfied;

(c)	save as required by the CNMV declare, accept or treat as satisfied any condition of the Offer where it is not actually satisfied or has not been complied with; or

(d)
(and will procure that no member of the Group will) issue any press release or make any statement or announcement which makes reference to the Facilities or to some or all of the Finance Parties, unless required by law or by the Royal Decree (in which case the Borrower shall notify the Agent as soon as practicable upon becoming aware of the requirement);

(2)	the Offeror will:

(a)	comply in all material respects with the Royal Decree (subject to any waivers granted by the CNMV) and all applicable laws and regulations relevant in the context of the Offer;

(b)
keep the Agent informed as to the status and progress of the Offer and, in particular, will from time to time and promptly upon request give to the Agent reasonable details as to the current level of acceptances of the Offer;

(c)
promptly supply to the Agent (a) copies of all documents, amendments made, certificates, notices announcements received or issued by it (or on its behalf) in relation to the Offer pursuant to the Royal Decree or otherwise and (b) any other information regarding the progress of the Offer as the Agent may reasonably request;

(d)
not make any purchase of, or enter into any contract resulting in a direct acquisition or beneficial ownership of Target Shares, which could be considered to be made or have been made in breach of any applicable regulation;

(3)
if the Offeror becomes aware of a circumstance or event which if not waived, would entitle the Borrower (with the CNMV’s consent, if needed) to lapse or withdraw the Offer the Offeror shall promptly notify the Agent; and

(4)	all of the ordinary share capital of the Target will be subject to the Offer;

(D)	to ensure that the liabilities of each of the Banks under each Bank Guarantee are either reduced to zero or fully Cash Collateralised on the last day of the Guarantee Period.

19.3	Each Borrower incorporated in The Netherlands, if any, further undertakes:

To ensure that at all times it does not require a licence as a credit institution (kredietinstelling) under the WTK and otherwise to comply with the provisions of the WTK and with the provisions of all applicable decrees, rules, regulations and statements of policy of the relevant authority or authorities in The Netherlands, issued pursuant to or in connection with the WTK and, in particular with the provisions of the Exemption Regulation.

20.	Events of Early Repayment

20.1	If:

(A)
any of the Obligors fails to pay when due any sum which shall have become due under the Finance Documents and the non-payment continues unremedied for three (or, in case the non-payment is solely due to technical problems or administrative failures, five) Business Days after the due date for payment therefor; or

(B)
any representation, warranty or statement made or deemed to be made or repeated by any of the Obligors in the Finance Documents or any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or inaccurate or misleading in a material respect when made or deemed to be made or repeated and such incorrectness or inaccuracy is, if capable of remedy, not remedied within twenty Business Days after notice thereof has been given by the Agent to such Obligor; or

(C)	any of the Obligors fails duly to perform or observe:

(1)	the provisions of Clause 19.2 (C); or

(2)
any other provision of the Finance Documents and such failure, if capable of remedy, shall continue unremedied for twenty Business Days after the Agent has given notice of such failure to such Obligor; or

(D)	any financial indebtedness of any Material Group Member incurred otherwise than under the Finance Documents:

(1)
is not paid within 5 Business Days after having fallen due or after any applicable grace period has expired, unless the aggregate amount of all such financial indebtedness is less than EUR 100,000,000 (or its equivalent in any other currency or currencies), or

(2)
is declared to be or otherwise becomes due and payable prior to its specified maturity pursuant to the occurrence of an event of default (howsoever described (but other than an event of default resulting from a Disclosed Event)), unless the aggregate amount of all such financial indebtedness is less than EUR 500,000,000 (or its equivalent in any other currency or currencies); or

(E)
any of the Material Group Members incorporated in the Federal Republic of Germany is unable to pay its debts as they fall due (Zahlungsunf’ähigkeit), commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17-19 of the German Insolvenzordnung, files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors (Vorstand) or equivalent body of any such Material Group Member is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvenzordnung or the competent court institutes insolvency proceedings against any such Material Group Member (Eröffnung des Insolvenzverfahrens) or any other steps are taken or legal proceedings are started against any such Material Group Member for its liquidation (other than a liquidation on a solvent basis of a Material Group Member which is not an Obligor); or

(F)
any of the Material Group Members not incorporated in the Federal Republic of Germany shall enter into voluntary or involuntary bankruptcy or insolvency (in the case of involuntary bankruptcy or insolvency, other than proceedings which are either vexatious or frivolous and being contested by appropriate means) or shall become insolvent or is unable to pay its debts as they fall due or admits inability to pay its debts as they fall due or is declared for the purpose of any applicable law to be unable to pay its debts as they fall due or to be insolvent, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors, or a receiver, administrator, administrative receiver, compulsory manager or liquidator or other similar officer shall be appointed for all or any part of the undertaking or assets of any of such Material Group Members or proceedings (other than proceedings which are either vexatious or frivolous and being contested by appropriate means) are commenced by or against any such Material Group Member under any reorganisation, arrangement, re-adjustment of debts, or liquidation law or regulation (unless, in the case of reorganisation or liquidation proceedings relating to a Material Group Member which is not an Obligor, such liquidation or reorganisation is conducted on a solvent basis), or if any event shall occur which, under the laws of the Relevant Jurisdiction, shall have an equivalent effect; or

(G)
any governmental or other consent, licence or authority required to make the Finance Documents or any of them legal, valid, binding, enforceable and admissible in evidence or required to enable any of the Obligors to perform its obligations thereunder is withdrawn or ceases to be in full force and effect; or

(H)
any of the Finance Documents or the guarantee of the Guarantor ceases in whole or in part to be valid, binding and enforceable, or shall be contested or disaffirmed or otherwise repudiated by any Obligor; or

(I)	it becomes unlawful for any of the Obligors to perform all or any of its obligations under the Finance Documents;

20.2
then, and in any such event and at any time thereafter, if any such event shall be continuing, the Agent may (and, if so instructed by the Majority Banks, shall) take either or both of the following actions:

(A)
by written notice hand-delivered or delivered by courier-service to the Guarantor and the Borrowers declare the Advance immediately due and payable whereupon the same shall become so payable together with interest accrued thereon and all other amounts payable under the Finance Documents;

(B)
by written notice hand-delivered or delivered by courier-service to the Guarantor and the Borrowers declare that the Total Fronting Bank Commitments and the Total Term Loan Commitments shall be cancelled, whereupon the same shall be cancelled and all amounts payable under the Finance Documents shall become due and payable;

(C)
by written notice hand-delivered or delivered by courier-service to the Guarantor and the Borrowers require the Guarantor to procure that the liabilities of each of the Banks and the Fronting Banks under each Bank Guarantee are promptly reduced to zero;

(D)
by written notice hand-delivered or delivered by courier-service to the Guarantor and the Borrowers require the Guarantor to provide Cash Collateral for each Bank Guarantee in an amount specified by the Agent.

Section 490 (1) of the German Bürgerliches Gesetzbuch shall be disapplied.

21.	Fees

21.1	The Guarantor shall pay to the Agent for its account the fees specified in the Agency Fee Letter on the dates and in the amounts specified in such letter.

21.2	The Guarantor shall pay to the Mandated Lead Arrangers the front end fees in the amounts and at the times agreed in the Syndication Letter.

22.	Expenses, Stamp Duties and Indemnity

22.1
Each Obligor shall reimburse the Agent and the Banks on demand for all reasonable costs and expenses (including legal fees and value added tax or similar tax) incurred by them or any of them in, or in connection with, the enforcement of or preservation of its or their rights against such Obligor under the Finance Documents or in connection with any amendments, waivers or consents required during the term of any of the Finance Documents in respect thereof.

22.2
Each Obligor shall pay any and all stamp, registration and similar taxes or similar charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution or performance of the Finance Documents by such Obligor, the enforcement of the Finance Documents against such Obligor or any registration or notarisation of the Finance Documents or any of them with respect to such Obligor and shall, from time to time on demand of the Agent, indemnify the Agent, the Fronting Banks and the Banks against any and all liabilities with respect to or resulting from delay or omission on its part to pay any such taxes.

22.3
Each of the Obligors agrees to indemnify the Agent, the Mandated Lead Arrangers, each Fronting Bank and each Bank, their respective affiliates and the respective directors, officers, employees, agents and advisors of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, joint or several, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred (acting reasonably) by or awarded against such Indemnitee in each case arising out of or in connection with or relating to any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to the Finance Documents (or the transactions contemplated thereby) or the proposed use of the proceeds of the Facility.

23.	The Agent, the Mandated Lead Arrangers, the Fronting Banks and the Banks

23.1
Each Bank and each Fronting Bank hereby appoints the Agent to act as its agent in connection with the Finance Documents and authorises the Agent to exercise such rights, powers and discretions as are specifically delegated to them by the terms of the Finance Documents together with all such rights, powers and discretions as are reasonably incidental thereto.

23.2	When acting in connection with the Finance Documents, the Agent may:

(A)
assume that no Event of Early Repayment has occurred and that none of the Obligors is in breach of or default under its respective obligations under the Finance Documents unless it has received express notice thereof from any party hereto or (in the case of a payment default under the Finance Documents) gained actual knowledge thereof;

(B)
assume that each Bank or Fronting Bank's Lending Office is that identified with its signature below until it has received from such Bank or Fronting Bank notice designating any other office of such Bank or Fronting Bank as its Lending Office and act upon any such notice until the same is superseded by a further such notice;

(C)
engage and pay for the advice or services of any experienced lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(D)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

(E)	rely upon any communication or document believed by it to be genuine;

(F)
refrain from exercising any right, power or discretion vested in it hereunder unless and until instructed by the Majority Banks as to the manner in which such right, power or discretion should be exercised;

(G)
(without prejudice to the provisions of Clause 23.4(C)) refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with the Finance Documents until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, expenses (including legal fees) and liabilities together with any value added tax or similar tax thereon which it will or may expend or incur in complying with such instructions;

(H)
if it is unable to obtain instructions or communicate with a Bank or Fronting Bank after making reasonable attempts to do so, either refrain from acting as agent on behalf of such Bank or Fronting Bank or take such action on behalf of such Bank or Fronting Bank as it in its absolute discretion deems appropriate and shall not be liable to such Bank or Fronting Bank as a result of any such action or inaction; and

(I)	refrain from acting in accordance with any instructions of the Majority Banks if in its reasonable opinion they are contrary to applicable law.

23.3	The Agent shall:

(A)
promptly (unverzüglich) inform each Bank and each Fronting Bank of the contents of any notice or document received by it from any of the Obligors under the Finance Documents or from any Bank where such notice or document concerns the rights, interest and/or obligations of all the Banks or Fronting Banks under the Finance Documents;

(B)
promptly (unverzüglich) notify each Bank and each Fronting Bank of the occurrence of any Event of Early Repayment or any failure of any of the Obligors duly to perform its respective obligations under the Finance Documents of which the Agent has received express notice from any party hereto or (in the case of a payment default under the Finance Documents) gained actual knowledge;

(C)
if so instructed by a Bank or a Fronting Bank, give notice to the relevant Obligor and, as the case may be, the Guarantor that a default has occurred pursuant to Clause 20.1(A), 20.1(B) or 20.1(C); and

(D)
subject as herein provided, act in accordance with any instructions given to it by the Majority Banks and, if so instructed by the Majority Banks refrain from exercising a right, power or discretion vested in it hereunder.

23.4	The Agent shall not:

(A)
be bound to enquire as to the occurrence or otherwise of any Event of Early Repayment (unless, in case of the Agent only, a payment default has occurred under a Finance Document or the Agent has been informed in writing by a Bank or a Fronting Bank describing in reasonable detail an occurrence of an event which is expressly stated to be an Event of Early Repayment) or as to any failure of any of the Obligors duly to perform its respective obligations under the Finance Documents;

(B)	be bound to account to any Bank or Fronting Bank for any sum or the profit element of any sum received by it for its own account;

(C)
initiate any legal proceedings on behalf of any Bank or Fronting Bank unless, in case of the Agent only, specifically authorised by such Bank or Fronting Bank to do so, but the failure of any Bank or Fronting Bank to give such authorisation shall not limit the right of the Agent to do so on behalf of any other Bank or a Fronting Bank;

(D)
be bound to disclose to any other person any information relating to any of the Obligors received by it if such disclosure would or might in the opinion of the Agent constitute a breach of any law or regulation or be otherwise actionable by any person;

(E)
be bound to disclose to any Bank or Fronting Bank any information relating to any of the Obligors received by it as agent (or in any other capacity) under or pursuant to the Existing Term and Guarantee Facility Agreement; or

(F)	be under any fiduciary duty towards any Bank or Fronting Bank or under any obligations other than those for which express provision is made herein.

23.5
Each Bank shall indemnify the Agent in the proportion its Term Loan Commitments bears to the Total Term Loan Commitments at the time any such instructions are given, against any and all costs, claims, expenses (including legal fees) and liabilities which the Agent may reasonably incur in complying with any instructions received by it from the Banks or Fronting Banks insofar as such expenses are not punctually reimbursed by the Obligors pursuant to the terms hereof or any third party except routine administrative costs and expenses of the Agent or to the extent that these costs, claims, expenses and liabilities are sustained or incurred as a result of the gross negligence or wilful misconduct of the Agent or any of its personnel or agents.

23.6
Each Bank and each Fronting Bank agrees that neither the Agent nor the Mandated Lead Arrangers shall be responsible for the accuracy and completeness of any representations made (whether orally or otherwise) herein or in connection herewith, for the validity, effectiveness, adequacy or enforceability of the Finance Documents or for the creditworthiness of any of the Obligors, any other member of the Group or the Group as a whole. Neither the Agent nor the Mandated Lead Arrangers nor any of their respective directors, officers or employees shall be under any liability for or in respect of any action taken or omitted by any of them in relation to the Finance Documents save for its or his gross negligence or wilful misconduct.

23.7
The Mandated Lead Arrangers and the Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with each of the Obligors. It is understood and agreed by each Bank and Fronting Bank, that the Mandated Lead Arrangers and the Agent may also be parties to the Existing Term and Guarantee Facility Agreement and that no Mandated Lead Arranger nor the Agent shall be bound to disclose to the Banks and the Fronting Banks any information relating to any of the Obligors received by them under or pursuant to the Existing Term and Guarantee Facility Agreement.

23.8
It is understood and agreed by each Bank and each Fronting Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness and affairs of each of the Obligors, each other member of the Group and the Group as a whole and accordingly each Bank and Fronting Bank confirms to the Agent and the Mandated Lead Arrangers that it has not relied, and will not hereafter rely, on any of them:

(A)
to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any of the Obligors in connection with the Finance Documents or the transactions therein contemplated whether or not such information has been or is hereafter circulated to such Bank or Fronting Bank by the Agent or the Mandated Lead Arrangers; or

(B)	to assess or keep under review on its behalf the financial condition, creditworthiness or affairs of any of the Obligors, any other member of the Group or the Group as a whole.

23.9
The Agent may (and if so instructed by the Majority Banks (in relation to the Agent) shall) for any material reason at any time retire upon not less than forty-five days' written notice to each of the parties hereto of its intention to do so and, if any such notice is given by such agent, such agent shall upon the appointment of a successor agent as hereinafter provided for cease to be under any further obligation as Agent. Following delivery of any such notice, the Majority Banks may appoint with the consent of the Guarantor (which acts in this respect also on behalf of the Borrowers) (such consent not to be unreasonably withheld) a successor agent and if, before the expiry of such notice, such successor agent notifies the parties hereto that it accepts such appointment, (i) each reference herein to "the Agent" shall thereafter be construed as a reference to the successor agent and (ii) the successor agent and the parties hereto other than the retiring agent shall thereafter have such rights and obligations inter se as they would have had if the successor agent had been a party hereto as the Agent. If no successor agent appointed by the Majority Banks notifies the parties hereto, prior to the expiry of the relevant agent's notice of its intention to retire giving rise to the need to appoint the same, of its acceptance of such appointment, the Agent in consultation with the Guarantor may appoint any experienced and reputable bank having offices in a major financial centre in a member country of the European Community to be the successor agent and, if it does and such successor agent notifies the parties hereto that it accepts such appointment, (a) each reference herein to "the Agent" shall thereafter be construed as a reference to the successor agent so appointed and (b) the successor agent so appointed and the parties hereto other than the retiring agent shall thereafter have such rights and obligations inter se as they would have if the successor agent so appointed had been named herein as the Agent.

23.10
If any Reference Bank (or, where a Reference Bank is not a party hereto but an affiliate of such Reference Bank is a party hereto, such affiliate) shall be prepaid under this Agreement or shall cease to have any commitment or after the first drawdown cease to have any principal or interest owing to it hereunder, the Agent may in consultation with the Guarantor and the Majority Banks appoint a substitute Reference Bank.

23.11	Each of the Mandated Lead Arrangers, the Banks and the Fronting Banks hereby releases each of the Agent from the restrictions set out in Section 181 of the German Bürgerliches Gesetzbuch.

23.12	Each of the Banks and the Fronting Banks represents and warrants to the Obligors that it qualifies as a Professional Market Party.

23.13
Each Mandated Lead Arranger, each Fronting Bank and each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

24.	The Banks and the Fronting Banks

24.1
If any Obligor fails to comply with its obligations under Clause 5.2 or Clause 20.2 the Agent shall make demand on each Bank for its share of that Guarantee Amount and each Bank shall pay and indemnify each Fronting Bank for that Bank's Bank Guarantee Proportion of each Guarantee Amount.

24.2
Neither the obligations of each Bank in this Clause 24 nor the rights, powers and remedies conferred upon any Fronting Bank by this Agreement or by law shall be discharged, impaired or otherwise affected by:

(A)	the winding-up, dissolution, administration or re-organisation of the relevant Fronting Bank, the Borrower or any other person or any change in its status, function, control or ownership;

(B)
any of the obligations of the relevant Fronting Bank, the Borrower or any other person under this Agreement, under a Bank Guarantee or under any other security taken in respect of its obligations under this Agreement or under a Bank Guarantee being or becoming illegal, invalid, unenforceable or ineffective in any respect;

(C)
time or other indulgence being granted or agreed to be granted to the relevant Fronting Bank, the Borrower or any other person in respect of its obligations under this Agreement, under a Bank Guarantee or under any other security;

(D)
any amendment to, or any variation, waiver or release of, any obligation of the relevant Fronting Bank, the Borrower or any other person under this Agreement, under a Bank Guarantee or under any other security; and

(E)
any other act, event or omission which, but for this Clause 24.2, might operate to discharge, impair or otherwise affect any of the obligations of each Bank in this Agreement contained or any of the rights, powers or remedies conferred upon any Fronting Bank by this Agreement or by law.

The obligations of each Bank in this Agreement contained shall be in addition to and independent of every other security which any Fronting Bank may at any time hold in respect of any Bank Guarantee.

24.3
Any settlement or discharge between a Bank and a Fronting Bank shall be conditional upon no security or payment to any Fronting Bank by a Bank or any other person on behalf of a Bank being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or similar laws of general application and, if any such security or payment is so avoided or reduced, such Fronting Bank shall be entitled to recover the value or amount of such security or payment from such Bank subsequently as if such settlement or discharge had not occurred.

24.4	No Fronting Bank (nor the Agent on their behalf) shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of any Bank by this Agreement or by law:

(A)	to take any action or obtain judgment in any court against the Borrower;

(B)	to make or file any claim or proof in a winding-up or dissolution of the Borrower;

(C)	to enforce or seek to enforce any other security taken in respect of any of the obligations of the Borrower under this Agreement; or

(D)	to make demand on any other person other than the Borrower pursuant to Clause 5.1.

24.5	The Fronting Banks agree that if:

(A)	a Fronting Bank has been obliged to make payment under the Bank Guarantee(s) issued by it; and

(B)
having made demand on the Obligors pursuant to Clause 5 (Obligors’ Liabilities in Relation To Bank Guarantees) and the Banks pursuant to Clause 24.1, that Fronting Bank has (having taken into account all amounts paid to it by the Obligors pursuant to Clause 5 and the Banks pursuant to Clause 24.1) paid more than its Fronting Bank Proportion of the total amount demanded under all the Bank Guarantee(s), then the Fronting Banks shall make such payments amongst themselves so as to ensure that each Fronting Bank (having taken into account all amounts paid by the Obligors pursuant to Clause 5 and the Banks pursuant to this Clause 24.1) pays no more than its Fronting Bank Proportion of the total amount demanded under the Bank Guarantee(s). A Fronting Bank which receives an amount pursuant to this Clause 24.5 shall assign to the Fronting Bank or Banks which made such payment a corresponding part of the respective claims as against the Obligors and/or the respective Bank(s).

25.	Certificates

A certificate of a Bank or Fronting Bank where applicable setting out computations in reasonable detail as to the amount for the time being required to compensate it for any cost or to indemnify it against any claim or liability as is mentioned in this Agreement shall constitute prima facie evidence (Beweis des ersten Anscheins) for the purposes hereof save for manifest error.

Any certification or determination by a Finance Party of a rate or amount under any Finance Document shall constitute prima facie evidence (Beweis des ersten Anscheins) of the matters to which it relates save for manifest error.

26.	No Waiver

No failure to exercise and no delay in exercising on the part of the Agent, any Bank or any Fronting Bank any right, power or privilege under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or future exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

27.	Partial Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be affected or impaired thereby. Any provision which is or becomes illegal, invalid or unenforceable shall be deemed to be substituted by a provision which comes as close as possible to purpose and spirit of the illegal, invalid or unenforceable provision.

28.	Amendments

If authorised by the Majority Banks, the Agent may (except where any other authority is required for the same by the express provisions of this Agreement) grant waivers or vary the terms of the provisions of this Agreement. Any such waiver or variation so authorised and effected by the Agent shall be binding on all the Banks and Fronting Banks and the Agent shall be under no liability whatsoever in respect of any such waiver or variation, provided always that, except with the prior consent of all the Banks and the Fronting Banks, nothing in this Clause 28 shall authorise:

(A)	any reduction in any rate at which interest, commission or any fee is payable under this Agreement;

(B)
any extension of the date for, or alteration in the amount or currency of, any payment of principal, interest, commission, fees or any other amount payable under the Finance Documents or any extension of the Final Maturity Date;

(C)	any increase in any Bank's Term Loan Commitment or Fronting Bank’s Fronting Bank Commitment;

(D)	any variation of a term of this Agreement which expressly provides for the consent of all the Banks and Fronting Banks; and

(E)
any variation of Clause 1 Definition of "Majority Banks", Clause 3.1, Clause 4.1(A), (B), (H) and (J), Clause 5 (Obligor’s Liabilities in Relation to Bank Guarantees), Clause 13.5, Clause 15 (Set-off and Redistribution of Payments), Clause 17 (Guarantee), Clause 23.3(D) (The Agent, the Mandated Lead Arrangers, the Fronting Banks and the Banks), Clause 24 (The Banks and the Fronting Banks), Clause 29 (Change of Lending Office and Assignments and Changes to the Obligors), or this Clause 28, provided that any such waiver or variation relating to Clause 23 or otherwise affecting the rights and/or obligations of the Agent, the Mandated Lead Arrangers or the Fronting Banks shall also require the consent of the Agent or, as the case may be, the Mandated Lead Arrangers or the Fronting Banks and provided further that any such variation affecting the rights and/or obligations of an Obligor shall also require the consent of such Obligor.

29.	Change of Lending Office, Assignments and Changes to the Obligors

29.1
(Subject to Clause 29.13 below) none of the Obligors may assign or transfer all or any of its rights, benefits and obligations under the Finance Documents without the prior written consent of all the Banks and Fronting Banks.

29.2
Any Bank or Fronting Bank may at any time (i) change its Lending Office by notifying such other office to the Agent or (ii) (subject to a minimum amount of EUR 25,000,000) assign and transfer any of its rights or obligations under the Finance Documents to any of its affiliates or, with the prior consent of the Guarantor (in case of another bank or financial institution only, such consent not to be unreasonably withheld), to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (provided that if there is a Borrower incorporated in The Netherlands) each such transferee must warrant and represent in the relevant Transfer Certificate that it qualifies as a Professional Market Party. No such consent shall be required (i) in respect of an assignment or transfer to another bank or financial institution with a long term credit rating of at least A- or A3, a Bank or an affiliate of a Bank, any fund or investment vehicle established or controlled by any Bank (or its affiliate), or any insurance company or pension fund or (ii) if an Event of Early Repayment has occurred which is continuing.

29.3
For so long as any Fronting Bank has any actual or contingent liability under any Bank Guarantee or any amount is owing to the Fronting Banks pursuant to Clauses 5.2 and/or 24.1 the consent of the Fronting Banks is required for any assignment or transfer by a Bank.

29.4
A Bank may neither assign nor transfer any of its rights arising out of an Advance separately from any corresponding share of its Term Loan Commitment (save for cases where such assignment is made in order to avoid or mitigate any withholding tax on account of which no payment would have to be made to such Bank pursuant to Clause 13) nor assign nor transfer any part of its Term Loan Commitment under this Agreement separately from its rights arising out of its corresponding participation in any existing Advance(s).

29.5
Notwithstanding the provisions of this Clause 29, a Bank or Fronting Bank may enter into any participation or sub-participation in relation to, or any other transaction under which payments are made by reference to, this Agreement, or which transfers a beneficial interest in a Bank's or Fronting Bank’s rights under this Agreement, or grant a security interest in its rights under this Agreement, provided that no person other than a Bank or a Fronting Bank or an affiliate of a Bank or a Fronting Bank may, without the consent of the Guarantor (unless an Event of Early Repayment has occurred which is continuing), obtain direct rights or claims against the Guarantor or any other Borrower as a result of that participation, subparticipation, other transaction, transfer of beneficial interest or grant of security interest.

29.6
A transfer and assignment may be effected only by the delivery to the Agent, and acceptance by the Agent (who shall act in this respect on behalf of all other parties hereto), of a duly completed and duly executed Transfer Certificate in which event, on the transfer date(s) specified in such Transfer Certificate:

(A)
to the extent that in such Transfer Certificate the Bank or Fronting Bank party thereto seeks to transfer its rights, benefits and obligations under the Finance Documents, each of the Obligors and such Bank or Fronting Bank shall be released from further obligations towards one another thereunder and their respective rights against one another shall be cancelled (such rights, benefits and obligations being referred to in this Clause 29.6 as "discharged rights and obligations");

(B)
each of the Obligors and the transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such transferee have assumed and/or acquired the same in place of such Obligor and such Bank or Fronting Bank; and

(C)
the Agent, the Mandated Lead Arrangers, such transferee and the other Banks and Fronting Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such transferee been an original party hereto as a Bank or Fronting Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer.

29.7	The Agent shall give notice of any such transfer and assignment to the Guarantor.

29.8
If as a direct or, on the basis of information which is in the public domain, foreseeable result of any change of Lending Office or any assignment and transfer as referred to in Clause 29.2 at the time of such change of Lending Office or such assignment and transfer or immediately thereafter any Bank or Fronting Bank would be entitled to make a request pursuant to Clause 16.3 or any Borrower would be liable to make a payment pursuant to Clause 13.1(A) or Clause 16.1 or to pay an indemnification pursuant to Clause 16.4, then the right to make such request or the obligation to make such payment or to pay such indemnification shall not arise, unless such change of Lending Office or transfer and assignment was made pursuant to Clause 16.6.

29.9	Each transferee shall pay to the Agent for its own account on the transfer date(s) (as set out in the Transfer Certificate) a registration fee of EUR 2,000 payable under pre-advice.

29.10
Unless it has separately obtained prior written consent by the Guarantor a Bank or Fronting Bank may only disclose information relating to the Obligors and any other member of the Group or the Finance Documents and the Facility (except such information which comes into or is already in the public domain (in each case other than by violation of the restrictions provided for in this Clause)) to:

(A)
its personnel or, as the case may be, the personnel of its affiliates but in each case only insofar as such disclosure is required for such Bank or Fronting Bank to obtain a relevant credit approval or any other internal regulatory purpose or any administrative requirement and such persons are involved therein; or

(B)
any relevant fiscal, governmental, judicial, tax or other competent authority to whom (and to the extent that) information is required to be disclosed according to any applicable law or regulation or standard practice of the relevant authority; or

(C)
its auditors, legal, tax and other professional advisers upon their request but in each case only where the same are advising on matters relating to the Facility or performing their auditing functions; or

(D)
any actual or potential assignee or transferee or any person with whom it may in accordance with Clause 29.2 enter into a transfer, assignment or other agreement in relation to the Finance Documents or any actual or potential participant or sub-participant in relation to, or any person party to any other transaction under which payments are to be made by reference to, the Agreement, or under which a beneficial interest in a Bank's rights thereunder are transferred or a security interest in a Bank's rights thereunder is granted, in each case in accordance with the terms of this Agreement (subject to any such person having entered into a confidentiality agreement substantially in the form of schedule 6 prior to disclosure of any such information).

29.11	Subject to compliance with the provisions of Clause 29.12, the Guarantor may request that any of its wholly owned subsidiaries becomes a Borrower. That subsidiary shall become a Borrower if:

(A)

(1)	that subsidiary is any of E.ON Finance GmbH, E.ON International Finance B.V., E.ON UK Finance plc, and E.ON Zwölfte Verwaltungs GmbH; or

(2)	that subsidiary is incorporated in Denmark, Finland, France, Germany, Luxembourg, Netherlands, Norway, Sweden, Spain, or the United Kingdom of Great Britain and Northern Ireland; or

(3)	each of the Banks and, during the Guarantee Facility Availability Period, each of the Fronting Banks approve the addition of that subsidiary (such approval not to be unreasonably withheld);

(B)	the Guarantor and that subsidiary deliver to the Agent a duly completed and executed Accession Letter;

(C)	the Guarantor confirms that no Event of Early Repayment is continuing or would occur as a result of that subsidiary becoming an Additional Borrower; and

(D)	the Agent has received all of the documents and other evidence listed in part 2 of schedule 2 in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

The Agent shall notify the Guarantor and the Banks and the Fronting Banks promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2.

29.12
Following the giving of any notice pursuant to Clause 29.11 above, if the accession of such Additional Borrower obliges the Agent, any Bank or any Fronting Bank to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Guarantor shall promptly upon the request of the Agent, any Bank or any Fronting Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank or any Fronting Bank) or any Bank or any Fronting Bank (for itself or on behalf of any prospective new Bank) in order for the Agent, such Bank or such Fronting Bank or any prospective new Bank to carry out and be satisfied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such subsidiary to this Agreement as an Additional Borrower.

29.13
Notwithstanding the foregoing provisions of this Clause 29, any Borrower may assign and transfer (by way of assumption of debt (Schuldübernahme) in accordance with sections 414 et seq. of the German Civil Code (Bürgerliches Gesetzbuch)) any Advance (in whole but not in part) to any other Borrower, provided that any such assignment and transfer shall only be effective if:

(A)	no Event of Early Repayment has occurred and is continuing or would occur as a result of any such assignment and transfer;

(B)
the Borrower shall (1) have obtained the consent (Einwilligung) within the meaning of section 418 of the German Civil Code (Bürgerliches Gesetzbuch) from any party that has granted any accessory security interest (akzessorische Sicherheit) or that is the owner of any asset (Gegenstand) being the subject of any accessory security interest that is existing at the time when such assignment and transfer becomes effective to any such assignment and transfer and (2) have provided satisfactory evidence of such consent to the Agent; and

(C)	the Agent has received notice of any such contemplated assignment and transfer 10 Business Days in advance of, and (acting reasonably) has not objected to, such contemplated assignment and transfer.

Each Borrower shall execute and do all such transfers, assignments, assurances, acts and things as may be required for perfecting and completing any assignment and transfer by it to another Borrower.

30.	Language

Each document, instrument, certificate, statement or notice referred to herein or to be delivered hereunder shall, if not in the English language, be accompanied by an English translation thereof (certified to be true and correct by a duly authorised officer of the person making or delivering the same), provided that the corporate documents delivered by any Obligor pursuant to schedule 2 may if in the German language be delivered in the German language and if not in the English or German language in their respective original language accompanied by a translation into English or German.

31.	Notices

31.1
Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by telefax, letter or (if the relevant recipient has specified such e-mail address pursuant to Clause 31.2) by e-mail or (only in case of a communication to be made by the Agent to the Banks or the Fronting Banks and only in case of such Banks or Fronting Banks which have agreed to such mode of communication) by written (or telefax) notice providing reference to a web site save that any Utilisation Request shall be made in writing or by telefax and, if made by telefax, be confirmed by letter (provided that failure to provide such letter shall not invalidate the original communication) and save that the documents listed in schedule 2 shall be received by the Agent in the original version.

31.2
Any communication or document to be made or delivered by one person to another pursuant hereto shall (unless that other person has by fifteen days' written notice to the Agent specified another address, fax number, e-mail address, web site, department or officer or an initial e-mail address) be made or delivered to that other person at the address and fax number, and (if so specified) e-mail address, and, where appropriate, web site (and to the department or officer, if any, for whose attention the communication is to be made) identified with its signature below (or, in the case of a transferee, at the end of the Transfer Certificate to which it is a party as transferee) and shall be deemed to have been made or delivered (in the case of any communication made by letter) when left at that address or (in the case of any communication by telefax or e-mail) when actually received in legible form (unless, in case of e-mail, the sender does receive a non-delivery message) or (where reference in such communication is to a web site) when the delivery of the telefax, letter or, as the case may be, e-mail referring the addressee to such web site is deemed to have been made or delivered in accordance with the foregoing provisions (but not earlier than such web site can actually be accessed by the addressee and eventual downloads can be completed), provided that any communication or document to be made or delivered to the Agent shall be effective only when received by the Agent, as the case may be, and then only if the same is expressly marked for the attention of the department or officer identified with the Agent's signature below (or such other department or officer as the Agent shall from time to time specify for this purpose) and provided further that if the time of receipt of any communication or document is not a business day in the country of the addressee or is not within working hours, such communication or document shall be deemed to have been received at the opening of business on the next business day.

32.	Applicable Law and Jurisdiction; Confirmation Pursuant to Section 8 of the German Act on Money Laundering (Geldwäschegesetz)

32.1	This Agreement and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the Federal Republic of Germany.

32.2
The parties hereto agree that any legal action or proceedings arising out of or in connection with this Agreement may be brought in the Regional Court (Landgericht) in the City of Düsseldorf. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any of them to bring any legal action or proceedings with respect to this Agreement in any other competent jurisdiction. Nothing herein contained shall affect the right of the Agent, any of the Mandated Lead Arrangers or any of the Banks to serve process in any other manner permitted by law.

32.3
Each Borrower expressly confirms towards each Finance Party that all funds made available to it under this Agreement have been drawn for its own account and that it is the economic beneficiary (wirtschaftlich Berechtigter) within the meaning of Section 8 of the German Act on Money Laundering (Geldwäschegesetz).

33.	Counterparts

This Agreement shall be executed in any number of counterparts, each of which shall constitute an original.

The Obligors

Original Borrower

E.ON AG
E.ON-Platz 1
D-40479 Düsseldorf
Germany

In relation to administrative and contractual matters:
Attn:  Capital Markets
Tel: +49 (0)211 4579 242
Fax: +49 (0)211 4579 666

In relation to any Utilisation Request:
Attn:  Treasury
Tel: +49 (0)211 4579 659
Fax: +49 (0)211 4579 669

By: Marcus Schenck

By: Verena Volpert

Guarantor

E.ON AG
E.ON-Platz 1
D-40479 Düsseldorf
Germany

In relation to administrative and contractual matters:
Attn:  Capital Markets
Tel: +49 (0)211 4579 242
Fax: +49 (0)211 4579 666

In relation to any Utilisation Request:
Attn:  Treasury
Tel: +49 (0)211 4579 659
Fax: +49 (0)211 4579 669

By: Marcus Schenck

By: Verena Volpert

The Finance Parties:

The Mandated Lead Arrangers

BNP Paribas
Grüneburgweg 14
D-60322 Frankfurt am Main

Attn: Oliver Schubert
Tel +49 69 7193 1575
Fax +49 69 7193 1519

By: Sue Mingay and Mark Waters

Citigroup Global Markets Limited
33 Canada Square
Canary Wharf
London
E14 5LB

Attn: Ashu Khullar
T: +44 (0)20 7986 2071
F: +44 (0)20 7986 2990

By: Melissa Bacani

Deutsche Bank AG
Grosse Gallusstrasse 10 - 14
60311 Frankfurt

Attn: Christof Mürb
T: +49 (0)69 9 10-3 92 83
F: +49 (0)69 9 10-3 87 83

By: Christof Mürb and Tina Fuchs

HSBC Bank plc
8 Canada Square
London
E14 5HQ

Attn: Rachel Watson
T: +44 (0)20 7991 5419
F: +44 (0)20 7992 4989

By: John Haire

J.P. Morgan plc
10 Aldermanbury
London
EC2V 7RF

Attn:  Bernard R Mew
T:  +44 (0)20 7777 1513
F:  +44 (0)20 7777 4613

By: Bernard Mew

The Royal Bank of Scotland plc
135 Bishopsgate
Level 3
London
EC2M 3UR

Attn. Christoph Weaver

T: +44 20 7085 1395

F: +44 20 7085 5143

By: Christoph Weaver

The Original Banks

BNP Paribas, Niederlassung Frankfurt am Main
Grüneburgweg 14
D-60322 Frankfurt am Main

Attn: Loan Servicing&Guarantees
T: +49 69 7193 6165/6164
F: +49 69 7193 6167

By: Oliver Schubert and Silke Gafron-Killat

Citibank NA, London Branch
Loans Operations Department
33 Canada Square
Canary Wharf
London
E14 5LB

Attn: Lee Boden
T: +44 (0)20 7508 1775
F: +44 (0)20 7942 7512

By: Melissa Bacani

Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg

Attn . International Loans & Agency Services,
Anke Budzisch/Marlene Heinemann
F:  + 352 42122 287

By: Karlina Belhoste and Sven Walther

HSBC Bank plc
8 Canada Square
London
E14 5HQ

Attn: Eric Lyons
T: +44 (0)20 7991 2914
F: +44 (0)20 7991 4894

By: John Haire

JPMorgan Chase Bank, N.A.
10 Aldermanbury
London
EC2V 7RF

Attn:  Bernard R Mew
T:  +44 (0)20 7777 1513
F:  +44 (0)20 7777 4613

By: Bernard Mew

The Royal Bank of Scotland plc, Niederlassung Frankfurt
Junghofstrasse
22 60311
Frankfurt
(Germany)

Attn. Markus Buncsak

T: +49 69 1700 6425
F: +49 69 1700 6335

By: Kristijan Krstic and Rauno Merklein

The Fronting Banks

BNP Paribas, Sucursal en España
Calle Ribera del Loira 28
E-28042 Madrid

Attn:Carlos Gardeazabal
F: +34 91 388 85 43

By: Oliver Schubert

Citibank International plc, London Branch
UK Loans Processing Unit
5th Floor
33 Canada Square
Canary Wharf
London
E14 5LB

Attn:  Niels Kirk/Carlos Perezagua
F: +44 (0)20 7942 7512

By: Melissa Bacani

Deutsche Bank Luxembourg S.A.
2, Boulevard Konrad Adenauer
L-1115 Luxembourg

F:  + 352 42122 287

Attn  International Loans & Agency Services,
Anke Budzisch/Marlene Heinemann

By: Anke Budzisch and Sven Walther

HSBC Bank plc, Sucursal en España
Plaza de Pablo Ruiz Picasso, 1
Torre Picasso, Planta 33
28020 Madrid, España

Attn:  Pablo López-Henares y Sancho
F:  + 34 91 4566113

By: John Haire

JPMorgan Chase Bank, N.A.
10 Aldermanbury
London
EC2V 7RF

Attn:  Bernard R Mew
T:  +44 (0)20 7777 1513
F:  +44 (0)20 7777 4613

By: Bernard Mew

The Royal Bank of Scotland plc, Sucursal en España
C/José Ortega y Gasset, 7
28006 Madrid
(Spain)

Attn. Henny de Lathauwer / Rosario de Tena
T:  +34 91 4385129
F:  +34 91 4385 303

By: Iñaki Basterreche and Jose Arana

The Agent

HSBC Bank plc
Level 24
8 Canada Square
Canary Wharf
London
E14 5HQ

Attn:  Corporate Trusts & Loans Agency
F: +44 (0)20 7991 4348

By: John Haire

SCHEDULE 1: ORIGINAL BANKS, FRONTING BANKS AND COMMITMENTS

Part 1:

ORIGINAL BANKS

Commitment
BNP Paribas, Niederlassung Frankfurt am Main	€883,333,333.34
Citibank NA, London Branch	€883,333,333.34
Deutsche Bank Luxembourg S.A.	€883,333,333.33
HSBC Bank plc	€883,333,333.33
JPMorgan Chase Bank, N.A.	€883,333,333.33
The Royal Bank of Scotland plc, Niederlassung Frankfurt	€883,333,333.33
Total	€5,300,000,000

Part 2:

FRONTING BANK COMMITMENTS

Fronting Banks	Fronting Bank Commitments
BNP Paribas, Sucursal en España	€883,333,333.34
Citibank International plc, London Branch	€883,333,333.34
Deutsche Bank Luxembourg S.A.	€883,333,333.33
HSBC Bank plc, Sucursal en España	€883,333,333.33
JPMorgan Chase Bank, N.A.	€883,333,333.33
The Royal Bank of Scotland plc, Sucursal en España	€883,333,333.33
Total:	€5,300,000,000

SCHEDULE 2: CONDITIONS PRECEDENT

PART 1:

E.ON AG

1.	A certified extract of the entry in the Commercial Register relating to E.ON AG.

2.	A copy, certified by the Commercial Register or a notary public to be a true and up-to-date copy, of the Articles of Association (Satzung) of E.ON AG.

3.
Satisfactory evidence of the authority of each authorised signatory of E.ON AG (where such authorised signatory is not registered with the commercial register as authorised to bind E.ON AG by its signature) to sign any documents to be delivered by E.ON AG pursuant to the Finance Documents, together with a specimen of the signature of each authorised signatory of E.ON AG.

4.
A copy of the resolution of the managing board (Vorstand) of E.ON AG authorising the financing in connection with the Offer and its increase, the increase of the Offer and the entering into the Agreement and all documents necessary or beneficial in connection therewith or the transactions contemplated thereby.

5.
Copy of the resolution of the finance and investment committee of the supervisory board (Aufsichtsrat) of E.ON AG authorising the financing in connection with the Offer and its increase, the increase of the Offer and the entering into the Agreement and all documents necessary or beneficial in connection therewith or the transactions contemplated thereby.

6.	Written confirmation (in a form satisfactory to the Agent) that E.ON AG is resident in Germany for tax purposes.

7.
Certified photocopies of the passports/identity cards of the signatories signing any documents to be delivered by E.ON AG pursuant to the Finance Documents on behalf of E.ON AG at time of signing the Agreement.

8.	A legal opinion from Hengeler Mueller in relation to matters of German law.

THE OFFEROR

9.	A certified extract of the entry in the Commercial Register relating to the Offeror.

10.	A copy, certified by the Commercial Register or a notary public to be a true and up-to-date copy, of the Articles of Association (Gesellschaftsvertrag) of the Offeror.

11.
A copy of the resolution of the shareholders’ meeting (Gesellschafterversammlung) of the Offeror authorising the financing in connection with the Offer and its increase, the increase of the Offer, and the entering into all documents necessary or beneficial in connection with the transactions contemplated thereby.

12.	Written confirmation (in a form satisfactory to the Agent) that the Offeror is resident in Germany for tax purposes.

13.	A legal opinion from Hengeler & Mueller in relation to matters of German law.

OTHER DOCUMENTS AND EVIDENCE

14.	The Offer Application (satisfied).

15.
In respect of any proposed utilisation of the Guarantee Facility to provide additional Bank Guarantees to be posted before the CNMV in connection with any increased Offer, copies of the relevant public documentation evidencing the increased Offer.

16.	Disclosure Letter.

17.	Agency Fee Letter.

18.	Syndication Letter.

PART 2

IN RESPECT OF E.ON INTERNATIONAL FINANCE B.V.

1.	An Accession Letter, duly executed by E.ON International Finance B.V. and the Guarantor.

2.	A certified extract of the entry in the Trade Register of the Chamber of Commerce at Rotterdam relating to E.ON International Finance B.V.

3.	A copy, certified a true copy by the management board of E.ON International Finance B.V., of its Articles of Association and its Shareholders’ Register.

4.
Copy of the resolution of the management board of E.ON International Finance B.V. resolving to enter into this Agreement and to enter into such further document, deed, instrument, agreement, notice, acknowledgement, statement or certificate as may be useful or necessary in connection with the Agreement and/or the transactions contemplated thereby.

5.
Copy of the resolution of the supervisory board of E.ON International Finance B.V. approving, authorising and ratifying the Agreement and such further document, deed, instrument, agreement, notice, acknowledgement, statement or certificate as may be useful or necessary in connection with the Agreement and/or the transactions contemplated thereby, the entering into, execution, delivery and performance by E.ON International Finance B.V. of such documents, the resolution of the management board referred to in 3. above and any further resolution, instrument, document or agreement the management board of E.ON International Finance B.V. deems necessary, useful or appropriate in connection with such documents.

6.	Copy of the resolution of the shareholder of E.ON International Finance B.V. approving the resolution of the management board referred to above.

7.
A certificate executed by two members of the management board of E.ON International Finance B.V. setting out the names and signatures of the persons authorised to sign, on behalf of E.ON International Finance B.V. any documents to be delivered by E.ON International Finance B.V. pursuant to the Finance Documents (such certificate being subject to such amendments as may be notified to the Agent by E.ON International Finance B.V. from time to time).

8.	A legal opinion from the Guarantor’s Dutch legal counsel.

SUBSIDIARIES OTHER THAN E.ON INTERNATIONAL FINANCE B.V.

1.	An Accession Letter, duly executed by the Additional Borrower and the Guarantor.

2.	A copy of the constitutional documents of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower:

(A)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(B)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(C)
authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.
A certificate of the Additional Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Term Loan Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

6.
A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this part of part 2 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.
A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited financial statements of the Additional Borrower.

9.	A legal opinion of legal advisers to the Guarantor.

SCHEDULE 3: FORM OF UTILISATION REQUEST AND SELECTION NOTICE

PART 1 - UTILISATION REQUEST

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

We refer to the EUR5,300,000,000 Term Loan and Guarantee Facility Agreement (as amended, supplemented, novated or otherwise modified from time to time, the "Facility Agreement") dated [•] and made between E.ON AG as Original Borrower, E.ON AG, as Guarantor, HSBC Bank plc, Citigroup Global Markets Limited, J.P. Morgan plc, BNP Paribas, The Royal Bank of Scotland plc and Deutsche Bank AG as Mandated Lead Arrangers, HSBC Bank plc, Sucursal en España, Citibank International Plc, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Sucursal en España, The Royal Bank of Scotland plc, Sucursal en España and Deutsche Bank Luxembourg S.A. as Fronting Banks and HSBC Bank plc, Citibank NA, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Niederlassung Frankfurt am Main, The Royal Bank of Scotland plc, Niederlassung Frankfurt and Deutsche Bank Luxembourg S.A. as Original Banks. Terms defined in the Facility Agreement shall have the same meaning in this notice.

[We wish to borrow an Advance on the following terms]/[We wish the Fronting Banks to issue Bank Guarantees as follows]:

Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

Advance Amount: [ ]]

Total Bank Guarantee Amount:  [ ] (each Fronting Bank to issue a Bank Guarantee in an amount equal to its Fronting Bank Proportion of the Total Amount)

[Interest Period: [ ]]

We confirm that, at the date hereof, the Repeated Representations and Warranties are true and correct in all material respects and would also be true and correct in all material respects if the Guarantor were to make the Repeated Representations and Warranties and no Event of Early Repayment which is continuing has occurred.

[The proceeds of this Advance should be credited to [account]1 ]/[The Bank Guarantees should be delivered to the recipient at [address of recipient]].

This Utilisation Request is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of Borrower]

_____________________________

[1]	All proceeds of Loans borrowed to finance the share purchases must be paid directly to the Settlement Agent for the purposes of effecting the settlement of the Offer.

PART 2 - SELECTION NOTICE

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

We refer to the EUR5,300,000,000 Term Loan and Guarantee Facility Agreement (as amended, supplemented, novated or otherwise modified from time to time, the "Facility Agreement") dated [•] and made between E.ON AG as Original Borrower, E.ON AG, as Guarantor, HSBC Bank plc, Citigroup Global Markets Limited, J.P. Morgan plc, BNP Paribas, The Royal Bank of Scotland plc and Deutsche Bank AG as Mandated Lead Arrangers, HSBC Bank plc, Sucursal en España, Citibank International Plc, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Sucursal en España, The Royal Bank of Scotland plc, Sucursal en España and Deutsche Bank Luxembourg S.A. as Fronting Banks and HSBC Bank plc, Citibank NA, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Niederlassung Frankfurt am Main, The Royal Bank of Scotland plc, Niederlassung Frankfurt and Deutsche Bank Luxembourg S.A. as Original Banks.

This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

We refer to the following Advance[s] with an Interest Period ending on [•].

[We request that the next Interest Period for the above Advance[s] is [•].]

[We request that the above Advance[s] be divided into [•] Advances with the following amounts and Interest Periods:]

We confirm that, at the date hereof, the Repeated Representations and Warranties are true and correct in all material respects and would also be true and correct in all material respects if the Guarantor were to make the Repeated Representations and Warranties and no Event of Early Repayment which is continuing has occurred.

This Selection Notice is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

[name of Borrower]

SCHEDULE 4: FORM OF TRANSFER CERTIFICATE

To: [The Agent]

Transfer Certificate

We refer to the EUR5,300,000,000 Term Loan and Guarantee Facility Agreement (as amended, supplemented, novated or otherwise modified from time to time, the "Facility Agreement") dated [•] and made between E.ON AG as Original Borrower, E.ON AG, as Guarantor, HSBC Bank plc, Citigroup Global Markets Limited, J.P. Morgan plc, BNP Paribas, The Royal Bank of Scotland plc and Deutsche Bank AG as Mandated Lead Arrangers, HSBC Bank plc, Sucursal en España, Citibank International Plc, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Sucursal en España, The Royal Bank of Scotland plc, Sucursal en España and Deutsche Bank Luxembourg S.A. as Fronting Banks and HSBC Bank plc, Citibank NA, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Niederlassung Frankfurt am Main, The Royal Bank of Scotland plc, Niederlassung Frankfurt and Deutsche Bank Luxembourg S.A. as Original Banks.

Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms "Bank" and "Transferee" are defined in the schedule hereto.

1.
The Bank (i) confirms that the details in the schedule hereto under the heading "Bank's Term Loan Commitment" or "Advance(s)" accurately summarise its Term Loan Commitment and/or, as the case may be, its participation in, and the term and Interest Period (if applicable) of, one or more existing Advances and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion specified in the schedule hereto of its Term Loan Commitment and/or, as the case may be, its participation in such Advance(s) by countersigning and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Facility Agreement.

2.
The Transferee hereby requests the Agent to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of Clause 29.6 of the Facility Agreement so as to take effect in accordance with the terms thereof on the transfer date(s) referred to in the schedule hereto.

3.
The Transferee represents and warrants [(i)] that it has received a copy of the Facility Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any of the Obligors[, and (ii) to the Guarantor and any other Obligor incorporated in The Netherlands that on the transfer date(s) referred to in the schedule hereto it qualifies as a Professional Market Party][2] .

4.
The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations (including without limitation the payment of the registration fee of EUR 2,000 referred to in Clause 29.9 of the Facility Agreement) which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

_____________________________

[2]	To be included if any Obligor is incorporated in The Netherlands

5.
The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any of the Obligors or for the performance and observance by any of the Obligors of any of its respective obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded.

6.
The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (i) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including, without limitation, the non-performance by any of the Obligors or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii).

7.	This Transfer Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the law of the Federal Republic of Germany.

The Schedule

(Details to be completed as appropriate)

1. Bank:

2. Transferee:

3. Transfer Date[s]:

4. Advance(s)

5. Bank Guarantees

6. Bank's Term Loan Commitment

[7. Transferee’s long term credit rating: [ ]]3

[Transferor Bank] [Transferee Bank]

By: By:

Date: Date:

Administrative Details of Transferee

Address:
Contact Name:
Account for Payments in EUR:
Telephone:
Telefax:
[E-mail:]

Accepted by the Agent
By:
Date:

_____________________________

[3]	To be completed only in respect of an assignment or transfer to another bank or financial institution.

SCHEDULE 5: CALCULATION OF THE MANDATORY COST

1.
The Mandatory Cost is an addition to the rate of interest to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each term or Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Bank, in accordance with the Clauses set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Advance) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Bank lending from a Lending Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office. If a Bank fails to notify the Agent prior to or on the first day of any term or Interest Period of the relevant percentage rate applicable to it, the Agent shall be entitled to assume that no Mandatory Cost applies in relation to such Bank.

4.	The Additional Cost Rate for any Bank lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:

Ex0.01      % per annum.

300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the calculation is made in relation to an unpaid sum, the additional rate of interest specified in Clause 16.1) payable for the relevant term or Interest Period on the Advance.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to a Reference Bank on interest bearing Special Deposits.

E
is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to Clause 7 below and expressed in pounds per GBP 1,000,000.

5.	For the purposes of this schedule:

(A)	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(B)
"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(C)
"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(D)	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per GBP 1,000,000 of the Tariff Base of that Reference Bank.

8.
Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

(A)	the jurisdiction of its Lending Office; and

(B)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly (unverzüglich) notify the Agent of any change to the information provided by it pursuant to this Clause.

9.
The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to Clauses 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to Clauses 3, 7 and 8 above is true and correct in all respects.

11.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to Clauses 3, 7 and 8 above.

12.
Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all parties.

13.
The Agent may from time to time, after consultation with the Guarantor and the Banks, determine and notify to all parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

SCHEDULE 6: FORM OF CONFIDENTIALITY AGREEMENT4

To:                                                                                                      [insert name of Potential Lender]

Re: The Facility
Borrower: E.ON AG (the "Borrower") Amount: [] Agent: []

Dear Sirs

We understand that you are considering participating in the Facility. In consideration of us agreeing to make available to you certain information and to prevent front-running of the Facility, by your signature of a copy of this letter you agree as follows:

(A) CONFIDENTIALITY

1.   Confidentiality Undertaking

You undertake:

a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph A2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

b) to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facility except as provided for by paragraph A2 below;

c) to use the Confidential Information only for the Permitted Purpose; and

d) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph A2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

_____________________________

[4]	To be comfirmed.

2.   Permitted Disclosure

We agree that you may disclose Confidential Information:

a)
to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group.

b)
(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

c)	with the prior written consent of us and the Borrower.

3.   Notification of Required or Unauthorised Disclosure

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph A2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.   Return of Copies

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph A2(b) above.

5.   Continuing Obligations

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease on the earlier of (a) the date you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facility and (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased (to the extent technically practicable) all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph A2 above (other than sub-paragraph A2(a)) or which, pursuant to paragraph A4 above, are not required to be returned or destroyed).

6.   No Representation; Consequences of Breach, etc

You acknowledge and agree that:

a)
neither we nor any member of the Bookrunner Group or the Group nor any of our or their respective officers, employees or advisers (each a "Relevant Person") (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us, any member of the Bookrunner Group or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

b)
any of the Relevant Persons may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may seek an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.   No Waiver; Amendments, etc

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.   Inside Information

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.   Other Relationships

You acknowledge that members of the Bookrunner Group may now, and in the future, have other investment and commercial banking, trust and other relationships with the Group and other parties to the Facility (the “Transaction Parties”). As a result of these other relationships, members of the Bookrunner Group may have or get information about Transaction Parties, the Facility or which may be relevant to any of these. Despite this, no member of the Bookrunner Group will have to disclose such information, or the fact that it is in possession of such information to you. In addition, members of the Bookrunner Group will not have to use such information in acting as Bookrunners of the Facility. You also acknowledge that members of the Bookrunner Group may, now and in the future, have fiduciary or other relationships under which it, or they, may exercise voting power over securities of various persons, including the Transaction Parties.

10.   Nature of Undertakings

The undertakings given by you under Part A of this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of each other member of the Bookrunner Group, the Borrower and each other member of the Group.

(B) FRONT RUNNING

1.   No Front Running Undertaking To prevent front running of the Facility you acknowledge and agree the following:

a)
until the close of syndication, you will not, and you will procure that no other member of the Participant Group or your or their directors, officers or employees (including any sales and trading teams) will engage in any Prohibited Activity;

b)
if you or any other member of the Participant Group or your or their directors, officers or employees (including any sales and trading teams) engages in any Prohibited Activity before the close of syndication we may suffer loss or damage and your position in future financings with us and the Borrower may be prejudiced;*

c)
when you sign the Facility Agreement and any transfer document under the Facility Agreement (in the case of any transfer document, only if signed within six months after the close of syndication), you will, if we so request, confirm to us in writing that neither you nor any other member of the Participant Group or your or their directors, officers or employees (including any sales and trading teams) has breached the terms of this Part B of this letter;*

d)
if you or any other member of the Participant Group or your or their directors, officers or employees (including any sales and trading teams) engages in any Prohibited Activity before the close of syndication we retain the right not to allocate to you a commitment under the Facility;*

e)
any arrangement, front-end or similar fee which may be payable to you in connection with the Facility is only payable on condition that neither you nor any other member of the Participant Group or your or their directors, officers or employees (including any sales and trading teams) has breached the terms of this Part B of this letter before the close of syndication. This condition is in addition to any other conditions agreed between us in relation to your entitlement to any such fee; and

f)
you confirm that neither you nor any other member of the Participant Group or your or their dirctors, officers or employees (including any sales and trading teams) has engaged in any Prohibited Activity.*

(C) MISCELLANEOUS

1.   Third party rights

(a)
Subject to this paragraph C11, paragraphs A6, A9 and A10 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) is excluded. The Relevant Persons may enjoy the benefit of the terms of paragraphs A6, A9 and A10 in accordance with the terms of this paragraph C11 and the Third Parties Act.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

2.   Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

3.   Definitions In this letter (including the acknowledgement set out below):

"Bookrunner Group" means us, each of our holding companies and subsidiaries and each subsidiary of our holding companies (as each term is defined in the Companies Act 1985) and each of our or their directors, officers and employees (including any sales and trading teams);

"close of syndication" means 9.00 am London time on the business day following the date on which the Mandated Lead Arrangers confirm the final allocations of commitments relating to the Facility.

"Confidential Information" means any information relating to the Borrower, the Group, and the Facility including, without limitation, the Information Memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Facility Agreement" means the facility agreement entered into in relation to the Facility;

"Facility Interest" means a legal, beneficial or economic interest acquired or to be acquired in or in relation to the Facility, whether as initial lender or by way of assignment, transfer, novation, sub-participation (whether disclosed, undisclosed, risk or funded) or any other similar method;

"Group" means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Information Memorandum" means any information memorandum prepared in relation to the Facility;

"Participant Group" means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985);

"Permitted Purpose" means considering and evaluating whether to enter into the Facility;

"Prohibited Activities" means each of the following:

(a)
entering into or continuing any discussion or other communication with any person in relation to the Facility or disclosing any information (including, for the avoidance of doubt, the Information Memorandum) to any person in relation to the Facility which is intended to or is reasonably likely to:

(i)	discourage any person from taking a Facility Interest as a lender of record in syndication; or

(ii)	encourage any person to take a Facility Interest except as a lender of record in syndication; or

(b)	making a bid or offer price (whether firm or indicative) with a view to buying or selling a Facility Interest; or

(c)
entering into any agreement, option or other arrangement, whether legally binding or not, in relation to the acquisition of any Facility Interest (whether on an indicative basis, a "when and if issued" basis or otherwise, but excludes any communication, offer or arrangement made with another member of the Participant Group or your or their directors, officers or employees (including any sales and trading teams).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

…................................
For and on behalf of

[Bank]

To: {Bank]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

…................................
For and on behalf of
[Potential Lender]

SCHEDULE 7: THE RESERVATIONS

1.
The obligations expressed to be assumed under the Finance Documents are subject to limitations arising from the laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws including without limitation all laws relating to equitable subordination affecting the rights of creditors generally.

2.
Any judicial enforcement of the Finance Documents in Germany will be subject to the Rules of Civil Procedure and Enforcement (Zivilprozeßrecht) arising by statute or otherwise by operation of law, each as applied by the courts or other competent authorities in Germany, which, inter alia without limitation, might require the translation of foreign language documents into the German language, do not provide for disclosure and might apportion the costs between the parties otherwise than as contemplated in any Finance Document.

3.
Where a party to the Finance Documents is vested with a discretion or may determine a matter in its opinion, such discretion must be exercised reasonably or such opinion must be based on reasonable grounds, in order for such discretionary decision or opinion to be binding on the other parties.

4.
Any provisions of the Finance Documents providing that certain certifications or determinations will be conclusive and binding will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party and where contractual or legal consequences are attached to the occurrence or non-occurrence of an event a German court would have discretion to decide (upon evidence being brought to it) whether such event has occurred.

5.
Any provision of the Agreement stating that a notice or other expression of an intention or instruction or power of attorney is irrevocable may be open to challenge in circumstances where there have been material changes in the underlying situation.

6.
General German law requirements of fair dealing (Treu und Glauben) and public policy may lead to the application of general principles of German law being upheld in German courts or may render contracts or commitments void, voidable, not enforceable in accordance with their terms or unenforceable.

7.
If the performance of an obligation is contrary to the exchange control regulations of a member state of the International Monetary Fund, that obligation may be unenforceable in Germany by reason of Section 2 (b) of Article VIII of the International Monetary Fund Agreement.

8.
If a shareholder of a GmbH has granted, extended or not accelerated when permitted, an Advance to such GmbH at a time when such GmbH's registered share capital was, in the opinion of a prudent merchant (ordentlicher Kaufmann) inadequate, then, in (i) a financial crisis of such GmbH the shareholder is excluded from demanding repayment of such amount to the extent that this repayment would result in the registered share capital of such GmbH not remaining intact and in (ii) an insolvency of such GmbH the shareholder may, only upon request of the insolvency court, demand repayment in principle ranking behind all other creditors of such GmbH. Under certain circumstances this may also apply to a third party if such third party has a certain degree of control over the management of the GmbH which results in such third party being qualified as a quasi-shareholder provided that there appears to be no uniform consensus amongst commentators with regard to the exact scope of this quasi-shareholder doctrine and that there appears to be only a limited number of court rulings addressing this specific issue. The principles outlined above apply mutatis mutandis to a stock corporation (Aktiengesellschaft) if the relevant (quasi-) shareholder is under a financing liability (Finanzierungsverantwortung) for the corporation. The Obligors believe that the rights conferred to the Banks under the Finance Documents are not likely to bring the Banks in a quasi-shareholder position, however, would like to expressly note that the extent and scope of controlling rights required for such treatment is uncertain provided, however, that the German Federal Supreme Court (Bundesgerichtshof) has held that with regard to a stock corporation (Aktiengesellschaft) such treatment in principle requires a shareholding of the relevant person in the registered share capital of the stock corporation of at least 25%.

9.
In relation to the Guarantor's guarantee of an Additional Borrower incorporated in the form of a GmbH, GmbH & Co. KG or GmbH & Co. OHG the following applies: In an insolvency, if any, of such Borrower the Banks may only raise and file claims against such Borrower to the extent these obligations have not been discharged by the Guarantor under the guarantee incorporated into the Agreement (Section 32a second Clause of the German Limited Liability Company Act).

SCHEDULE 8: FORM OF ACCESSION LETTER

To:  • as Agent

From: [Subsidiary] and [Guarantor]

Dated:

Dear Sirs

We refer to the EUR5,300,000,000 Term Loan and Guarantee Facility Agreement (as amended, supplemented, novated or otherwise modified from time to time, the "Facility Agreement") dated [•] and made between E.ON AG as Original Borrower, E.ON AG, as Guarantor, HSBC Bank plc, Citigroup Global Markets Limited, J.P. Morgan plc, BNP Paribas, The Royal Bank of Scotland plc and Deutsche Bank AG as Mandated Lead Arrangers, HSBC Bank plc, Sucursal en España, Citibank International Plc, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Sucursal en España, The Royal Bank of Scotland plc, Sucursal en España and Deutsche Bank Luxembourg S.A. as Fronting Banks and HSBC Bank plc, Citibank NA, London Branch, JPMorgan Chase Bank, N.A., BNP Paribas, Niederlassung Frankfurt am Main, The Royal Bank of Scotland plc, Niederlassung Frankfurt and Deutsche Bank Luxembourg S.A. as Original Banks.

This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

[Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Facility Agreement and the other Finance Documents as an Additional Borrower pursuant to Clause 29.11 of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company and registered number [•].

[[Subsidiary] hereby irrevocably authorises the Guarantor, E.ON AG, E.ON-Platz 1, D-40479 Düsseldorf, Federal Republic of Germany, as its agent for service of process relating to the commencement of any proceedings or legal action out of or in respect to this Agreement before the Regional Court (Landgericht) in the City of Düsseldorf and the Guarantor accepts herewith such appointment.]5

[Subsidiary's] administrative details are as follows:

Address:

Fax No.:

Attention:

This Accession Letter is governed by German law.

[Guarantor]  [Subsidiary]

_____________________________

[5]	To be included if the Additional Borrower is not incorporated in Germany.

SCHEDULE 9: BANK GUARANTEE

AVAL

[BANCO] (el “Banco Avalista”), con domicilio social en [•], debidamente inscrito en el Registro Mercantil de [•] al Tomo [•], Hoja [•], Folio [•], y con NIF [•]. Actúan en su nombre y representación [•], mayor de edad, con domicilio en [•], con DNI [•] y D. [•], mayor de edad, con domicilio en [•] y con DNI [•], debidamente facultados para este acto en virtud de sendas escrituras otorgadas ante los Notarios de [•] D. [•], y D. [•], los días [•] (con número de Protocolo [•]) y [•] (con número de Protocolo [•]), respectivamente.

AVALA

ante la Comisión Nacional del Mercado de Valores, en beneficio de los accionistas de [TARGET], S.A., las obligaciones de pago de [BIDCO] (el “Oferente”), sociedad de nacionalidad [•] constituida el [•] mediante escritura pública otorgada ante el Notario de [•] D. [•], con el número [•] de su protocolo, con domicilio social en [•], y debidamente inscrita en el Registro Mercantil de [•] al Tomo [•], Folio [•], Hoja nº [•], con CIF [•], que resulten de la Oferta Pública de Adquisición de la totalidad del capital social ([•] acciones) de [TARGET], S.A., a un precio de [•] euros por acción (la “Oferta”), cuyos términos y condiciones se describen en el folleto explicativo de la misma presentado para su registro en la Comisión Nacional del Mercado de Valores, en cumplimiento de lo dispuesto en el Real Decreto 1197/1991 de 26 de julio, sobre el Régimen de las Ofertas Públicas de Adquisición de Valores.

El importe máximo avalado por el Banco Avalista es de [•] EUROS ([•] Euros).

El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente derivadas de la Oferta y con renuncia expresa a los beneficios de excusión, orden y división.

El pago se hará en Madrid, a primer requerimiento de la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR) o de la Comisión Nacional del Mercado de Valores, formulado por escrito y notificado al Banco avalista por correo certificado, burofax o cualquier otro medio que permita guardar constancia de su recepción, en el domicilio arriba indicado. Recibido el requerimiento, el Banco Avalista procederá a efectuar el pago del importe correspondiente en la cuenta que el requirente haya designado, transcurrido (1) día hábil desde el día de la recepción de dicho requerimiento.

El presente aval permanecerá en vigor hasta que la Comisión Nacional del Mercado de Valores haya declarado concluido a su plena satisfacción el proceso de liquidación de la citada Oferta, o, en su defecto, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.

Este aval está sujeto a la ley española. El Banco Avalista se somete expresamente al fuero de los Jueces y Tribunales de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.

El presente aval ha sido inscrito en esta misma fecha en el Registro Especial de Avales con el número [●].

En Madrid, a [•] de [•] de [•].

__________________________

D. [•]

____________________

D. [•]

FIRMAS LEGITIMADAS NOTARIALMENTE